Exhibit 2.1

STOCK PURCHASE AGREEMENT

by and among

THE BANCORP, INC.,

AMERICAN HOME MORTGAGE HOLDINGS, INC.

and

AMERICAN HOME BANK

dated as of

April 1, 2009

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Section 10.11	Venue and Retention of Jurisdiction	43
Section 10.12	Time of Essence	44
Section 10.13	No Consequential or Punitive Damages	44
Section 10.14	Assignment	44
Section 10.15	Fulfillment of Obligations	44
Section 10.16	Specific Performance	44

- iii -

STOCK PURCHASE AGREEMENT

This Stock Purchase Agreement (this “Agreement”), dated as of April 1, 2009, is entered into by and among The Bancorp, Inc. (“Purchaser”), American Home Mortgage Holdings, Inc., a Delaware corporation, as a debtor and debtor in possession (“Parent”), and American Home Bank, a federal savings association organized under the laws of the United States of America (the “Bank”).

WHEREAS, Parent owns 10,000 shares of common stock, par value $1.00 per share, of the Bank which constitute all of the issued and outstanding shares of capital stock of the Bank (the “Shares”);

WHEREAS, on August 6, 2007 (the “Petition Date”), Parent and certain of its Affiliates (excluding the Bank and the Bank Subsidiary) filed voluntary petitions (“Petitions”) for relief (the “Bankruptcy Cases”) under Chapter 11 of Title 11, U.S.C. §§ 101, et seq., as amended (the “Bankruptcy Code”), in the United States Bankruptcy Court for the District of Delaware (together with any court having proper jurisdiction with respect to the Bankruptcy Cases, the “Bankruptcy Court”);

WHEREAS, upon the terms and subject to the conditions set forth in this Agreement, and as authorized under Sections 105, 363 and 365 of the Bankruptcy Code, Parent wishes to sell to Purchaser, and Purchaser wishes to purchase from Parent, all of the Shares.

NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound hereby, agree as follows:

ARTICLE I

DEFINITIONS AND INTERPRETATION

Section 1.1 Definitions. As used in this Agreement, in addition to the terms defined elsewhere herein, the following terms have the meanings set forth below when used herein with initial capital letters:

“2007 Audited Financial Statements” has the meaning specified in Section 4.9 hereof.

“2008 Audited Financial Statements” has the meaning specified in Section 4.9 hereof.

“2008 TFRs” has the meaning specified in Section 4.9 hereof.

“Acquisition Date” means October 19, 2006.

“Acting in Concert” means (i) knowing participation in a joint activity or interdependent conscious parallel action towards a common goal whether or not pursuant to an express agreement or understanding, or (ii) a combination or pooling of voting or other interests in the securities of an issuer for a common purpose pursuant to any contract, understanding, relationship, agreement or other arrangement, whether written or otherwise. A Person or company which acts in concert with another Person or company shall also be deemed to be acting in concert with any Person or company who is also acting in concert with that other party.

“Administrative Action” has the meaning specified in Section 4.7(b) hereof.

“Affiliate” means any Person who directly, or indirectly, through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person and, without limiting the generality of the foregoing, also includes any executive officer or director of such Person and any Affiliate of such executive officer or director.

“Agreement” or “this Agreement” means this Stock Purchase Agreement, together with the schedules and exhibits hereto.

“Ancillary Agreements” means the Escrow Agreement.

“Arbitrating Accountants” means a national accounting or consulting firm with experience in the banking business that is independent of Parent and Purchaser and their respective Affiliates.

“Auction” has the meaning specified in the Bidding Procedures Order.

“Auction Date” has the meaning specified in Section 6.1 hereof.

“Audited Financial Statements” has the meaning specified in Section 4.9 hereof.

“Bank” has the meaning specified in the Recitals.

“Bank Loans” has the meaning specified in Section 4.18 hereof.

“Bank Retention Plan” has the meaning set forth on Schedule 4.12(d) of the Disclosure Schedule.

“Bank Subsidiary” means Umbrella Service Corporation, an Illinois corporation.

“Bankruptcy Cases” has the meaning specified in the Recitals.

“Bankruptcy Code” has the meaning specified in the Recitals.

“Bankruptcy Court” has the meaning specified in the Recitals.

“Bidding Procedures” has the meaning specified in the Bidding Procedures Order.

“Bidding Procedures Order” means the Order of the Bankruptcy Court (including all schedules thereto), substantially in the form set forth in Exhibit A hereto, approving the bidding procedures relating to the Sale, including those procedures granting Purchaser the protections and benefits set forth in such Order (including the Break Up Fee).

“Books and Records” means all Bank books, ledgers, files, reports, plans, records, manuals and other materials (in any form or medium).

“Break Up Fee” has the meaning specified in Section 6.2 hereof.

“Business” means the business and operations of the Bank and the Bank Subsidiary.

“Business Day” means a day other than Saturday, Sunday or any day on which the Federal Reserve Bank of New York is closed.

“Charter Documents” means, with respect to any Person, the charter, certificate or articles of incorporation and by laws, the limited partnership agreement, the partnership agreement or the limited liability company operating agreement and certificate of formation or articles of organization or such other organizational documents of such Person which establish the legal personality of such Person.

“Closing” has the meaning specified in Section 3.1 hereof.

“Closing Date” means the date upon which the Closing occurs.

“Closing Tangible Net Book Value” means the Tangible Net Book Value as of the close of business on the Business Day immediately prior to the Closing Date.

“Code” means the Internal Revenue Code of 1986, as amended.

“Competing Transaction” has the meaning specified in Section 6.1 hereof.

“Confidentiality Agreement” has the meaning specified in Section 8.2 hereof.

“Consent” means any consent, approval, license, waiver or authorization.

“CRA” means the Community Reinvestment Act of 1977 and the regulations promulgated thereunder.

“Derivative Transaction” means any swap transaction, option, warrant, forward purchase or sale transaction, futures transaction, cap transaction, floor transaction or collar transaction relating to one or more currencies, commodities, bonds, equity securities, loans, interest rates, catastrophe events, weather-related events, credit-related events or conditions or any indexes, or any other similar transaction (including any option with respect to any of these transactions) or combination of any of these transactions, including collateralized mortgage obligations or other similar instruments or any debt or equity instruments evidencing or embedding any such types of transactions, and any related credit support, collateral or other similar arrangements related to such transactions.

“Disclosure Schedule” means the disclosure schedules delivered by Parent to Purchaser in connection with this Agreement.

“Enforceability Exceptions” has the meaning specified in Section 4.1(b) hereof.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Escrow Account” has the meaning set forth in the Escrow Agreement.

“Escrow Agent” means Wilmington Trust Company.

“Escrow Agreement” means that certain escrow agreement dated as of the Closing Date, by and among Purchaser, Parent and Escrow Agent, substantially in the form of Exhibit E hereto.

“Escrow Amount” means, in the event that prior to the Closing, Parent has not been able to obtain an acknowledgement from the appropriate Governmental Entities pursuant to Section 5.4(h), $900,000.

“Extension Payment” has the meaning specified in Section 8.2 hereof.

“Extension Period” has the meaning specified in Section 8.2 hereof.

“Financing Commitments” has the meaning specified in Section 9.4 hereof.

“GAAP” means United States generally accepted accounting principles, applied on a consistent basis.

“Government Entity” means any foreign, federal, state or local court, administrative body or other governmental or quasi governmental entity with competent jurisdiction, or any agency, instrumentality or authority thereof, including the Office of Thrift Supervision, the Federal Deposit Insurance Corporation, the Board of Governors of the Federal Reserve System (the “Federal Reserve”), the Department of Housing and Urban Development, the Federal National Mortgage Association (“Fannie Mae”), the Government National Mortgage Association (“Ginnie Mae”), the Federal Home Loan Mortgage Corporation (“Freddie Mac”) and the Federal Trade Commission.

“HOLA” means the Home Owners Loan Act of 1934, as amended.

“Intellectual Property” means (a) inventions (whether or not patentable), improvements thereto, and U.S. and foreign patents, patent applications, and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, divisions, extensions, and reexaminations thereof, (b) trademarks, service marks, trade dress, logos, slogans, trade names, corporate names, Internet domain names, and all goodwill associated with any of the foregoing, and all applications, registrations, and renewals in connection therewith, (c) all works of authorship, published and unpublished copyrightable works (whether or not registered), copyrights, and applications, registrations, and renewals in connection therewith, (d) mask works and applications, registrations, and renewals in connection therewith, (e) trade secrets and confidential business information (including ideas, research and development, know-how, formulas, compositions, processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists and information, pricing and cost information, and business and marketing plans and proposals), and (f) computer software (including source code, executable code, data, databases and related documentation).

“IRS” means the Internal Revenue Service.

“Knowledge of Parent” concerning a particular subject, area or aspect of the Business or the affairs of the Bank, means the actual (and not constructive or imputed) knowledge of any individual listed on Schedule 1.1(a) after making a reasonable inquiry as to the accuracy of the representation and warranty in question, provided that with respect to Section 4.7(c), “Knowledge of Parent” means the actual knowledge of any individual listed on Schedule 1.1(a) without any inquiry, and Purchaser acknowledges that such individual has not made any inquiry and has no duty to make any inquiry.

“Law” means any law, statute, ordinance, rule, regulation, code, Order, judgment, writ, injunction or decree enacted, issued, promulgated, enforced, or entered by a Government Entity or any common law requirement (including, all federal, state and local statutes, regulations, ordinances, all judicial and administrative orders and determinations, and all common law requirements concerning public health and safety, worker health and safety, and pollution or protection of the environment). For the avoidance of doubt, Law includes the following, together with the regulations promulgated thereunder, (i) the Bank Secrecy Act, (ii) the United States Foreign Corrupt Practices Act, (iii) the U.S.A. Patriot Act, (iv) the Fair Housing Act, (vii) the Home Mortgage Disclosure Act, (v) the Equal Credit Opportunity Act, (vi) the Community Reinvestment Act of 1977, (vii) the privacy provisions of the Gramm-Leach-Bliley Act, (viii) the Fair Consumer Credit Protection Act, and (ix) Truth in Lending laws.

“Liabilities” means any and all claims, debts, liabilities, commitments and obligations of any kind, whether fixed, contingent or absolute, matured or unmatured, liquidated or unliquidated, accrued or not accrued, asserted or not asserted, known or unknown, determined, determinable or otherwise, whenever or however arising (including whether arising out of any contract or tort based on negligence or strict liability) and whether or not the same would be required by GAAP to be reflected in financial statements or disclosed in the notes thereto, including all costs and expenses relating thereto.

“Lien” means, as applied to any Person, any lien, charge, claim, pledge, conditional sale agreement or other title retention agreement, lease, mortgage, deed of trust, right of first refusal, security interest, option, proxy, voting trust or agreement, transfer restriction or other encumbrance (including the filing of, or agreement to give, any financing statement under the Uniform Commercial Code of any jurisdiction).

“Loss” or “Losses” means any and all losses, Liabilities, costs, claims, damages, penalties and expenses (including reasonable attorneys’ fees and expenses and costs of investigation, enforcement and litigation).

“Material Adverse Effect” means any result, occurrence, change, effect, event or circumstance, that, individually or in the aggregate, has had or would reasonably be expected to have, a material adverse effect or change on the business, operations, condition or results of operation of the Bank and the Bank Subsidiary, taken as a whole or the ability of Parent, the Bank or the Bank Subsidiary to perform its obligations under this Agreement, except for any result, occurrence, change, effect, event, or circumstance relating to (i) the economy or the financial markets in general except to the extent specifically related to or disproportionately impacting the Bank, (ii) the industry in which the Bank operates in general and not specifically relating to the Bank, except to the extent disproportionately impacting the Bank, (iii) the announcement of this Agreement or the transaction contemplated hereby or the identity of Purchaser, (iv) changes in applicable Laws after the date hereof, (v) the fact that Parent is operating as a debtor in possession under the Bankruptcy Code and the Bank’s activities have been accordingly restricted or (vi) changes in GAAP or regulatory accounting principles after the date hereof.

“Material Contract” means (a) each contract or agreement that is executory in whole or in part and involves performance of services or the purchase, sale, delivery or lease of goods, materials, supplies, services, equipment or other assets of an amount or value in excess of $50,000 or the equivalent in other currencies on an annual basis, (b) each contract or agreement that is executory in whole or in part that involves expenditures, receipts or Liabilities in excess of $50,000 or the equivalent in other currencies on an annual basis, (c) each lease, sublease, rental or occupancy agreement, and any other contract or agreement affecting the ownership of, leasing of, title to or use of any real property, (d) each contract or agreement containing (i) covenants that in any way purport to materially restrict or prohibit the business activity of the Bank or the Bank Subsidiary or limit the freedom of the Bank or the Bank Subsidiary thereof to engage in any line of business or in any geographic area or to compete with any Person, (ii) most favored nation or similar provisions in favor of any customer of or other counterparty to Parent, the Bank or the Bank Subsidiary, (iii) obligations of Parent, the Bank or the Bank Subsidiary to purchase or otherwise obtain any product or service exclusively from a single party or sell any product or service exclusively to a single party, or (iv) non-solicitation, non-hire or confidentiality provisions for the benefit of the Bank, the Bank Subsidiary or other Person, (e) each contract or agreement that would prevent the continued operation of the business of Bank or the Bank Subsidiary after the date of this Agreement on substantially the same basis as historically operated, (f) any agreement concerning a partnership, joint venture or ownership of any Person other than the Bank Subsidiary, (g) any collective bargaining agreement, (h) any agreement for the provision of services by any Person on a consulting basis or for the employment of any individual on a full-time, part-time, temporary, leased or other basis, (i) any agreement relating to Intellectual Property (other than those related to retail shrink-wrap software licensed by the Bank or the Bank Subsidiary), (j) each other contract, agreement, commitment, arrangement or plan the breach or termination of which would reasonably be expected to have Material Adverse Effect. For the avoidance of doubt, Bank Loans and loan documentation with respect thereto are not Material Contracts under this Agreement.

“Order” means, with respect to any Person, any award, decision, injunction, judgment, stipulation, order, ruling, subpoena, writ, decree, consent decree or verdict entered, issued, made or rendered by any Government Entity affecting such Person or any of its properties or assets.

“Ordinary Course of Business” means the ordinary course of the conduct of the business of the Bank, consistent with past custom and practice since the Acquisition Date. For the avoidance of doubt, it is agreed and understood that the Bank’s sales of loans and negotiated changes to principal balances due for loans being repaid are in the Ordinary Course of Business.

“Parent” has the meaning specified in the preamble.

“Permits” has the meaning specified in Section 4.7 hereof.

“Permitted Liens” means any and all (a) Liens for Taxes and other governmental charges and assessments that are not yet due and payable and Liens for Taxes being contested in good faith through appropriate proceedings and covered by a bond in an amount at least equal to the amount of such Lien; and (b) Liens of landlords and carriers, warehousemen, mechanics and materialmen and other like Liens arising in the ordinary course of business for sums not yet due and payable or that are being contested in good faith (provided, that with respect to sums being contested in good faith, such Liens are covered by a bond in an amount at least equal to the amount of such Lien), which are not material to the value of the assets.

“Person” means a natural person, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, Government Entity or other entity or organization.

“Petitions” has the meaning specified in the Recitals.

“Petition Date” has the meaning specified in the Recitals.

“Plan” means each “employee benefit plan” as defined in Section 3(3) of ERISA, and each other material plan, program, arrangement, practice or agreement providing for compensation, severance, termination pay, deferred compensation, retirement, pension, bonus awards, retention or stock or stock based awards or fringe benefits that is sponsored, maintained or contributed to by Parent, the Bank or the Bank Subsidiary for the benefit of any present or former director, officer or employee of the Bank or the Bank Subsidiary.

“Proposed Business Plan” has the meaning set forth in Section 5.3(d).

“Proximate Cause Party” has the meaning specified in Section 8.1(b)(i) hereof.

“Purchase Price” has the meaning specified in Section 2.2(a) hereof.

“Purchaser” has the meaning specified in the preamble.

“Related Party Arrangement” has the meaning specified in Section 4.14 hereof.

“Representatives” means, with respect to any Person, the directors, officers, employees, accountants, agents, counsel, insurance brokers, insurance companies, lenders and other financing sources and other representatives of such Person.

“Requested Party” has the meaning specified in Section 5.2(a) hereof.

“Requesting Party” has the meaning specified in Section 5.2(a) hereof.

“Sale” means the sale of the Shares in accordance with the Bidding Procedures Order.

“Sale Approval Order” means an Order or Orders of the Bankruptcy Court issued pursuant to Sections 363 and 365 of the Bankruptcy Code, in substantially the form set forth in Exhibit C hereto, that among other things, (i) authorizes and approves the sale, transfer and assignment of the Shares to Purchaser in accordance with the terms and conditions of this Agreement, free and clear of all Liens; (ii) finds that Purchaser has acted in “good faith” within the meaning of Section 363(m) of the Bankruptcy Code; (iii) finds that this Agreement was negotiated, proposed and entered into by the parties without collusion, in good faith and from arm’s length bargaining positions; (iv) states the Bankruptcy Court shall retain jurisdiction to resolve any controversy or claim arising out of or relating to this Agreement, or any breach hereof as provided in Section 10.11 hereof; and (v) orders that this Agreement and the transactions contemplated hereby may be specifically enforced against and binding upon, and not subject to rejection or avoidance by, Parent or any chapter 7 or chapter 11 trustee of Parent.

“Sale Hearing” has the meaning specified in the Bidding Procedures Order.

“Sale Motion” means the motion filed by Parent or its Affiliate with the Bankruptcy Court for the approval of the Sale Approval Order.

“Shares” has the meaning specified in the Recitals.

“Tangible Net Book Value” means (i) stated book value minus (ii) goodwill (each of (i) and (ii) as determined in accordance with GAAP on a basis and using accounting principles and methodology consistent with the existing principles and methodologies of the Bank used in the Audited Financial Statements), after accruing for or paying all fees or expenses incurred by the Bank or on behalf of the Bank in connection with the Sale and as adjusted in accordance with Exhibit B attached hereto.

“Tax” or “Taxes” means all income, excise, gross receipts, ad valorem, sales, use, employment, franchise, profits, gains, property, transfer, use, payroll, intangibles or other taxes, fees, stamp taxes, duties, charges, levies or assessments of any kind whatsoever (whether payable directly or by withholding), together with any interest and any penalties, additions to tax or additional amounts imposed by any Taxing Authority with respect thereto.

“Tax Audit Determination” has the meaning set forth in Section 5.11(f).

“Tax Returns” means all returns and reports (including elections, declarations, disclosures, schedules, estimates and information returns) required to be supplied to a Taxing Authority relating to Taxes.

“Taxing Authority” means any Government Entity having jurisdiction over the assessment, determination, collection or imposition of Taxes.

“Termination Date” has the meaning specified in Section 8.1(b)(ii) hereof.

“TFRs” has the meaning specified in Section 4.9 hereof.

“Third Party Claim” has the meaning specified in Section 10.3(b) hereof.

“Third Party Interests” has the meaning specified in Section 4.5(a) hereof.

“Transfer Taxes” means any federal, state, county, local, foreign and other sales, use, transfer, conveyance, documentary transfer, recording, registration or other similar Tax, fee or charge imposed upon the sale, transfer or assignment of property or any interest therein or the recording thereof, and any penalty, addition to Tax or interest with respect thereto.

“Unaudited Financial Statements” has the meaning specified in Section 4.9 hereof.

Section 1.2 Interpretation. When a reference is made in this Agreement to a section or article, such reference shall be to a section or article of this Agreement unless otherwise clearly indicated to the contrary.

(a) Whenever the words “include” “includes” or “including” are used in this Agreement they shall be deemed to be followed by the words “without limitation.”

(b) The words “hereof,” “herein” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement, and article, section, paragraph, exhibit and schedule references are to the articles, sections, paragraphs, exhibits and schedules of this Agreement unless otherwise specified.

(c) The meaning assigned to each term defined herein shall be equally applicable to both the singular and the plural forms of such term. Where a word or phrase is defined herein, each of its other grammatical forms shall have a corresponding meaning.

(d) A reference to any party to this Agreement or any other agreement or document shall include such party’s successors and permitted assigns.

(e) A reference to any legislation or to any provision of any legislation shall include any amendment to, and any modification or reenactment thereof, any legislative provision substituted therefor and all regulations and statutory instruments issued thereunder or pursuant thereto.

(f) When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded. If the last day of such period is a non-Business Day, the period in question shall end on the next succeeding Business Day.

(g) Any reference in this Agreement to $ shall mean U.S. dollars.

(h) The parties hereto have participated jointly in the negotiation and drafting of this Agreement and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

ARTICLE II

PURCHASE AND SALE OF SHARES

Section 2.1 Purchase and Sale of Shares. On the terms and subject to the conditions set forth herein, at the Closing, Parent shall sell, convey, transfer, assign and deliver to Purchaser, and Purchaser shall purchase from Parent the Shares, free and clear of all “claims” (as defined in the Bankruptcy Code) and Liens.

Section 2.2 Purchase Price. (a) In consideration of the aforesaid sale, conveyance, transfer and delivery to Purchaser of the Shares, Purchaser shall deliver to Parent, at the Closing, the purchase price equal to (i) the Closing Tangible Net Book Value, less (ii) in the event that the Closing takes place prior to July 31, 2009 (or in the event that all closing conditions have been satisfied prior to such date but the parties have mutually agreed pursuant to Section 3.1, at the request of Parent, to close following such date), $1,000,000 (as adjusted pursuant to this Article II or pursuant to Section 8.2, the “Purchase Price”) less (iii) the Escrow Amount, if any. In addition, the Purchaser shall deliver to the Escrow Agent, at the Closing, the Escrow Amount, if any, for deposit into the Escrow Account in accordance with the terms of the Escrow Agreement. At the Closing, Purchaser shall pay the Purchase Price (less the Escrow Amount, if any) in cash by wire transfer of immediately available funds to an account or accounts designated in writing to the Purchaser, not less than two Business Days prior to the Closing, by Parent.

(b) Not later than two Business Days nor more than five Business Days prior to the Closing Date, Parent shall prepare and deliver to Purchaser Parent’s good faith estimate of the Closing Tangible Net Book Value. Within the 60 day period following the Closing Date, Purchaser shall have the right to dispute the Closing Tangible Net Book Value as not being an accurate calculation of the Tangible Net Book Value immediately prior to the Closing. If Purchaser does not dispute the Closing Tangible Net Book Value within such 60 day period, such item shall be deemed final by Parent and Purchaser, and the Purchase Price calculated pursuant to Section 2.2(a) shall be deemed final.

(c) If Purchaser disputes the Closing Tangible Net Book Value as not being an accurate calculation of the Tangible Net Book Value immediately prior to the Closing as set forth in Section 2.2(b) above, such dispute shall be resolved in the following manner: (i) Purchaser shall notify Parent of such dispute within 60 days after the Closing Date, which notice shall specify in reasonable detail the nature of the dispute; (ii) during the 30 day period following Parent’s receipt of such notice, Parent and Purchaser shall use their commercially reasonable efforts to resolve such dispute in good faith; and (iii) if at the end of such 30 day period Parent and Purchaser shall have failed to resolve such dispute in writing, Parent and Purchaser shall submit any items, other than items relating solely to calculation of the Closing Tangible Net Book Value to the Bankruptcy Court for resolution or shall submit any items relating solely to the calculation of the Closing Tangible Net Book Value in dispute as promptly as practicable to Arbitrating Accountants to be selected by mutual agreement between Parent and Purchaser. If Parent and Purchaser cannot agree on the selection of Arbitrating Accountants, the Bankruptcy Court shall select the Arbitrating Accountants. The Arbitrating Accountants shall act as an arbitrator and shall resolve the dispute as promptly as practicable after such dispute is referred to it. Each of the parties hereto shall bear all costs and expenses incurred by it in connection with such arbitration, except that the cost of the Arbitrating Accountants hereunder shall be borne equally by Parent and Purchaser. This provision for arbitration shall be specifically enforceable by the parties hereto. The decision of the Arbitrating Accountants or the Bankruptcy Court, as the case may be, in accordance with the provisions hereof shall be final and binding (absent manifest error), and there shall be no right of appeal therefrom. Parent shall keep the official committee of unsecured creditors appointed in the Bankruptcy Cases reasonably informed of activities arising under this Section 2.2(c) and shall provide counsel to such committee with copies of all correspondence and schedules delivered by the parties under this Section 2.2(c). Upon the resolution of the dispute, the Purchase Price shall be adjusted based on the calculation of Closing Tangible Net Book Value as finally determined in accordance with this Section 2.2(c), and Purchaser shall pay Parent (by wire transfer of immediately available funds to an account or accounts designated by Parent) any portion of the Purchase Price not already paid pursuant to Section 2.2(a) or Parent shall pay Purchaser (by wire transfer of immediately available funds to an account or accounts designated by Purchaser) any overpayment of Purchase Price previously paid by Purchaser, as the case may be.

ARTICLE III

THE CLOSING

Section 3.1 Closing. Subject to the terms and conditions of this Agreement, the closing (the “Closing”) of the transaction contemplated hereby shall take place at the offices of Cadwalader, Wickersham & Taft LLP, One World Financial Center, New York, New York or at such other place as the parties hereto may mutually agree, on a date mutually agreeable to Parent and Purchaser, following the satisfaction or waiver of the conditions set forth in Article VII (other than those conditions that by their nature can be satisfied only at the Closing but subject to the fulfillment or waiver of those conditions), provided, that unless the parties shall mutually agree otherwise, the Closing shall take place within 30 days following the satisfaction of the condition set forth in Section 7.1(c) hereof. At the Closing, the appropriate parties shall take all actions required under Sections 3.2 and 3.3 and all other actions not previously taken but required to be taken hereunder at or prior to the Closing.

Section 3.2 Deliveries by Purchaser. (a) At the Closing, Purchaser shall deliver to Parent the following:

(i) the Purchase Price, in accordance with Section 2.2;

(ii) the certificate required to be delivered pursuant to Section 7.2(c);

(iii) an executed counterpart to the Escrow Agreement; and

(iv) all other previously undelivered documents and certificates required to be delivered by Purchaser to Parent at or prior to the Closing pursuant to this Agreement.

Section 3.3 Deliveries by Parent. (a) At the Closing, Parent shall deliver, or cause to be delivered, to Purchaser the following:

(i) certified copies of (A) the Sale Approval Order, which shall not have been modified or amended in a manner materially adverse to Purchaser that has not been agreed to in writing by Purchaser, and (B) all other Orders of the Bankruptcy Court pertaining to the transactions contemplated by this Agreement;

(ii) true, correct and complete copies of the articles of incorporation of Parent, including any amendments thereto, duly certified as of a recent date by the Secretary of State of Delaware;

(iii) true, correct and complete copies of the charter of the Bank, and any amendments thereto, duly certified as of a recent date by the Office of Thrift Supervision;

(iv) true, correct and complete copies of the articles of incorporation of the Bank Subsidiary, including any amendments thereto, duly certified as of a recent date by the Secretary of State of Illinois;

(v) a certificate of good standing, dated as of a recent date, issued by the Secretary of State of Delaware, duly certifying as to the existence and good standing of Parent under the laws of the State of Delaware;

(vi) a certificate of good standing, dated as of a recent date, issued by the Office of Thrift Supervision, duly certifying as to the existence and good standing of the Bank under the laws of the United States;

(vii) a certificate of good standing, dated as of a recent date, issued by the Secretary of State of Illinois, duly certifying as to the existence and good standing of the Bank Subsidiary under the laws of the State of Illinois;

(viii) a letter, dated as of a recent date, from the Office of Thrift Supervision, to the effect that Parent is a registered thrift holding company under HOLA;

(ix) a certificate, dated as of a recent date, issued by the FDIC, duly certifying that the deposits of the Bank are insured by the FDIC under the Federal Deposit Insurance Act;

(x) the certificates required to be delivered pursuant to Section 7.3(c);

(xi) an executed counterpart to the Escrow Agreement;

(xii) stock certificates representing all of the issued and outstanding Shares, duly endorsed in blank (or accompanied by duly executed stock powers);

(xiii) a receipt for the Purchase Price;

(xiv) resignations, effective as of the Closing, of all directors of the Bank and the Bank Subsidiary, except for such persons as shall have been designated in writing prior to the Closing by Purchaser to Parent to remain in such positions immediately following the Closing;

(xv) Deposit release instructions; and

(xvi) all other previously undelivered documents and certificates required to be delivered by Parent to Purchaser at or prior to the Closing pursuant to this Agreement.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT AND BANK

Except as set forth in the Disclosure Schedule, Parent and Bank hereby represent and warrant to Purchaser that the statements contained in this Article IV are true and correct as of the date of this Agreement (or, if made as of a specified date, as of such date), and shall be true and correct as of the Closing Date as though made on the Closing Date.

Section 4.1 Authorization; Validity of Agreement; Parent Action. (a) Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Parent has the corporate power and authority (i) to execute and deliver this Agreement and each Ancillary Agreement to which Parent is or will be a party, (ii) to perform its obligations hereunder and thereunder (subject to entry and effectiveness of the Bidding Procedures Order), and (iii) to consummate the transactions contemplated hereby and thereby (subject to entry and effectiveness of the Sale Approval Order). The execution, delivery and performance of this Agreement by Parent and of each Ancillary Agreement to which Parent is or will be a party, and the consummation by Parent of the transactions contemplated hereby and thereby, have been duly authorized by all necessary corporate action on the part of Parent and no other corporate actions or proceedings on the part of Parent are necessary to authorize this Agreement, any Ancillary Agreement or any of the transactions contemplated hereby and thereby.

(a) This Agreement has been duly and validly executed and delivered by or on behalf of Parent and (assuming this Agreement constitutes a valid and binding obligation of Purchaser) constitutes the legal, valid and binding obligation of Parent, enforceable against Parent in accordance with its terms, except (i) as enforceability may be limited by applicable bankruptcy, reorganization, insolvency, moratorium and other Laws affecting the enforcement of creditors’ rights generally from time to time in effect and by general equitable principles relating to enforceability (the “Enforceability Exceptions”), (ii) that enforceability of the provisions hereof requiring consummation of the transactions contemplated hereby is subject to entry and effectiveness of the Sale Approval Order and (iii) that enforceability of all other provisions hereof is subject to entry and approval of the Bidding Procedures Order.

(b) Subject to entry and effectiveness of the Sale Approval Order, when required by this Agreement to be delivered to Purchaser, each Ancillary Agreement will be duly and validly executed and delivered by Parent, and upon such execution and delivery (assuming such Ancillary Agreement constitutes a valid and binding obligation of each other party thereto) will constitute the legal, valid and binding obligation of Parent, enforceable against Parent in accordance with its respective terms, subject to the Enforceability Exceptions.

Section 4.2 Organization and Good Standing of Bank.

(a) The Bank is a federal savings association organized, validly existing and in good standing under the laws of the United States of America and has all necessary power and authority to own, operate or lease the properties and assets now owned, operated or leased by it and to carry on its business as currently conducted. The Bank is not currently in conflict with, in default under or in violation of any provision of its charter documents. True and correct copies of the Bank’s charter documents as in effect on the date hereof, have been delivered or made available by Parent to Purchaser.

(b) The Bank Subsidiary is duly organized and validly existing under the laws of its jurisdiction of incorporation or formation and has all necessary power and authority to own, operate or lease the properties and assets owned, operated or leased by such subsidiary and to carry on its business as currently conducted.

(c) Each of the Bank and the Bank Subsidiary is duly authorized to conduct business and is in good standing under the laws of each jurisdiction where such qualification is required, except as has not had and would not reasonably be expected to have a Material Adverse Effect.

Section 4.3 Governmental Consents and Approvals; No Violations. Subject to the approval of the Bankruptcy Court, no Consent of, or declaration, filing or registration with, or notice to, any Government Entity is required to be obtained or made, as applicable, by Parent or the Bank in connection with the execution, delivery and performance of this Agreement or any Ancillary Agreement, or the consummation of the transactions contemplated by this Agreement or by any Ancillary Agreement, except for: (a) Consents of, and declarations, filings and registrations with, the Bankruptcy Court; (b) the Consent of the Office of Thrift Supervision to the change of domicile of the Bank and for any capital distributions by the Bank prior to Closing; (c) the Consent of the Federal Reserve and/or the Federal Deposit Insurance Corporation (as applicable) to the transfer of the Shares; and (d) Consents, declarations, filings and registrations the failure to have which, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

Section 4.4 Noncontravention. Except as set forth on Schedule 4.4, the execution, delivery and performance by Parent and the Bank of this Agreement, and the consummation of the transactions contemplated herein will not (a) violate, conflict with, or result in any breach of any of the terms, conditions or provisions of Parent’s, the Bank’s or the Bank Subsidiary’s respective Charter Documents, (b) violate any order, writ, judgment, injunction, decree, statute, law, rule or regulation of any Governmental Entity applicable to Parent, the Bank or the Bank Subsidiary or by which any portion of the Shares, or the Bank’s or the Bank Subsidiary’s properties or assets, is bound or subject, (c) result in the creation or imposition of any Lien upon the Shares or any properties or assets of the Bank or the Bank Subsidiary, or (d) conflict with, result in a breach of, constitute a default under, result in the acceleration of, result in a modification of the terms or conditions of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice, report or other filing (whether with a Governmental Authority or other third party) under any Material Contract or Permit, except in the case of subsections (b), (c) and (d) above, as has not had and would not reasonably be expected to have a Material Adverse Effect.

Section 4.5 Share Ownership.

(a) The amount of authorized, issued and outstanding capital stock of the Bank and the Bank Subsidiary are set forth on Schedule 4.5(a). Parent is the sole direct beneficial and record owner of the Shares and the Shares constitute all issued and outstanding shares of the Bank’s capital stock. All of the Shares have been duly authorized, validly issued, fully paid and are nonassessable, except as provided by HOLA, and were not issued in violation of any preemptive or other similar rights. The Bank directly is the sole beneficial and record owner of all issued and outstanding capital stock of the Bank Subsidiary as indicated on Schedule 4.5(a), which stock has been duly authorized, validly issued, fully paid and are nonassessable, and such ownership is free and clear of all Liens and free of any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock and other equity interests). No shares of capital stock or other equity interests of the Bank Subsidiary have been issued in violation of any preemptive or similar rights of any past or present equityholder of the Bank Subsidiary. Other than as set forth on Schedule 4.5(a), and the Bank’s ownership of the Bank Subsidiary, neither the Bank nor the Bank Subsidiary owns, directly or indirectly, any shares of capital stock or other equity or ownership interests in any other Person (collectively, “Third Party Interests”). Neither the Bank nor the Bank Subsidiary has any rights to, or is bound by any commitment or obligation to, acquire by any means, directly or indirectly, any Third Party Interests or to make any investment in, or contribution or advance to, any Person, including any Person in which it currently has a Third Party Interest.

(b) Except as set forth in Section 4.5(a), there (i) are no securities of the Bank or the Bank Subsidiary convertible into, or exchangeable or exercisable for, or evidencing the right to subscribe for, directly or indirectly, shares of capital stock or other securities of the Bank or the Bank Subsidiary, (ii) is no option, warrant, call, preemptive right, subscription or other right, agreement, arrangement, understanding or commitment of any character, written or oral relating to the issued or unissued capital stock or other securities of the Bank or the Bank Subsidiary, obligating either the Bank or the Bank Subsidiary to issue, transfer or sell or cause to be issued, transferred or sold any shares of capital stock or other interest in either the Bank or the Bank Subsidiary, or securities convertible into or exchangeable or exercisable, directly or indirectly, for such shares or interests, or obligating either the Bank or the Bank Subsidiary to grant, extend or enter into any such option, warrant, call, subscription or other right, commitment, arrangement or agreement, (iii) are no voting trusts, proxies or other similar agreements or understandings to which the Bank, the Bank Subsidiary, or Parent are a party or by which the Bank, the Bank Subsidiary, or Parent is bound with respect to the voting of any shares of capital stock or other equity interests of the Bank or the Bank Subsidiary, (iv) are no contractual obligations or commitments to which the Bank, the Bank Subsidiary, or Parent is a party of any character restricting the transfer of, or requiring the registration for sale of, any capital stock or other interest or security of the Bank or the Bank Subsidiary, and (v) is no outstanding contractual obligation of the Bank or of the Bank Subsidiary to repurchase, redeem or otherwise acquire any capital stock or other interest or security of the Bank or an Affiliate of the Bank or the Bank Subsidiary or to provide funds to make any investment (in the form of a loan, capital contribution or otherwise) in the Bank Subsidiary or any other Person, other than loans issued in the ordinary course of business. No securities of the Bank or the Bank Subsidiary were issued in violation or contravention of any securities laws or regulations.

Section 4.6 No Liens. Subject to entry and effectiveness of the Sale Approval Order, at the Closing, Parent shall transfer to Purchaser good, valid and legal title to the Shares, free and clear of all Liens and Liabilities. The Bank and Bank Subsidiary own all of their assets free and clear of all Liens, other than Permitted Liens.

Section 4.7 Compliance with Laws; Permits.

(a) Except as set forth on Schedule 4.7, the Bank is and has been since the Acquisition Date in compliance with all applicable Laws (including reporting, filing or similar requirements of all applicable Governmental Entities) in all material respects, and holds and is, and has been in compliance in all material respects with all material permits, concessions, grants, licenses, consents, orders, authorizations and approvals of all Governmental Entities used or necessary for the business and operations of the Bank as presently conducted (the “Permits”). Schedule 4.7 contains a complete list of all of the Bank’s and the Bank Subsidiary’s Permits. The Permits are valid and in full force and effect. Since the Acquisition Date, except as set forth on Schedule 4.7, the Bank has not received any written notice or other written communication from any Governmental Entity or other Person (i) asserting any violation of, or failure to comply with, any requirement of any Permit or applicable Law or (ii) notification of the nonrenewal, revocation or withdrawal of any Permit. No loss or expiration of any Permit is pending or, to the Knowledge of Parent, threatened other than expiration in accordance with the terms thereof.

(b) Except as set forth on Schedule 4.7, neither the Bank nor the Bank Subsidiary is or since the Acquisition Date has been a party to, any cease and desist order, consent order, assistance agreement, capital directive, supervisory agreement or other written agreement or memorandum of understanding with, or a party to any commitment letter or similar written undertaking to, or is subject to any order or directive by, or is a recipient of any extraordinary supervisory letter from any Governmental Entity in writing which places any restriction on the business of Bank or the Bank Subsidiary. None of the Parent, the Bank or the Bank Subsidiary has been advised by any Government Entity that it is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any cease and desist order, consent order, assistance agreement, supervisory agreement or other written agreement, memorandum of understanding, extraordinary supervisory letter, commitment letter or similar submission (each, an “Administrative Action”), and the Bank is under no obligation to submit a capital restoration plan. The Bank and the Bank Subsidiary, as applicable, are in material compliance with all terms of any Administrative Action that is disclosed on Schedule 4.7.

(c) To the Knowledge of Parent, from January 1, 2004 to the Acquisition Date, the Bank was not in violation of applicable Laws in any material respect.

Section 4.8 Litigation; Proceedings. Except as set forth on Schedule 4.8, there is no action, suit, inquiry, proceeding, audit or investigation by or before any court or governmental or other regulatory or administrative agency or commission or any arbitrator or mediator pending or threatened against or involving the Bank or the Bank Subsidiary, or which questions or challenges the validity of this Agreement or any action taken or to be taken by Parent or the Bank pursuant to this Agreement. Neither the Bank nor the Bank Subsidiary is subject to any judgment, order, injunction, decree or decision by any court or governmental or other regulatory or administrative agency or commission or any arbitrator or mediator which may have an adverse effect on its business practices or on its ability to conduct its business in any area.

Section 4.9 Financial Statements. (a) Attached to Schedule 4.9, are the following:

(i) the audited consolidated balance sheet and income statement of the Bank for the year ended December 31, 2007 (the “2007 Audited Financial Statements”) and the audited consolidated balance sheet and income statement of the Bank for the year ended December 31, 2008 (the “2008 Audited Financial Statements,” and collectively with the 2007 Audited Financial Statements, the “Audited Financial Statements”); and

(ii) the unaudited consolidated balance sheets and income statements of the Bank as of and for the two-month period ended February 28, 2009 (the “Unaudited Financial Statements”).

(b) The Audited Financial Statements and the Unaudited Financial Statements were prepared in accordance with GAAP and the Unaudited Financial Statements were prepared on a basis and using principles consistent with the preparation of the Audited Financial Statements. The Audited Financial Statements and the Unaudited Financial Statements fairly present, in all material respects, the assets and liabilities, results of operations, changes in stockholders’ equity and cash flows of the Bank as of the respective dates thereof and for the periods then ended. The Bank has calculated its allowance for loan losses in accordance with GAAP as applied to banking institutions and in accordance with all applicable rules and regulations.

(c) The Bank has previously made available to Purchaser its unaudited Thrift Financial Reports on OTS Form 1313 (the “TFRs”) that have been filed by the Bank with the Office of Thrift Supervision for the quarters ended March 31, 2008, June 31, 2008 and September 30, 2008 (collectively, the “2008 TFRs”). The 2008 TFRs have been prepared in all material respects in accordance with applicable regulatory accounting principles and practices throughout the periods covered by such statements.

(d) Except as set forth on Schedule 4.9, neither the Bank nor the Bank Subsidiary has any Liabilities, except Liabilities that (i) have been incurred in the Ordinary Course of Business since the date of the 2008 Audited Financial Statements not in excess of $100,000, (ii) are accrued or reserved against in the Unaudited Financial Statements, or (iii) are in the aggregate not in excess of $100,000.

Section 4.10 Taxes. Except as set forth in Schedule 4.10, to the Knowledge of Parent:

(a) Each of the Bank and the Bank Subsidiary has filed all material Tax Returns that it was required to file under applicable laws and regulations. All such Tax Returns were correct and complete in all material respects and were prepared in substantial compliance with all applicable laws and regulations. All material Taxes due and owing by the Bank or the Bank Subsidiary (whether or not shown on any Tax Return) have been paid. Neither the Bank nor the Bank Subsidiary currently is the beneficiary of any extension of time within which to file any Tax Return. No claim has been made by an authority in a jurisdiction where the Bank or the Bank Subsidiary does not file Tax Returns that the Bank or the Bank Subsidiary is or may be subject to taxation by that jurisdiction. There are no material Liens for Taxes (other than Taxes not yet due and payable) upon any of the assets of the Bank or the Bank Subsidiary.

(b) Each of the Bank or the Bank Subsidiary has withheld and paid all material Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party.

(c) There is no expectation that any Governmental Entity will assess any additional material Taxes for any period for which Tax Returns have been filed. No foreign, federal, state, or local tax audits or administrative or judicial Tax proceedings are pending or being conducted with respect to the Bank or the Bank Subsidiary. Neither the Bank nor the Bank Subsidiary has received from any foreign, federal, state, or local Taxing Authority (including jurisdictions where the Bank or the Bank Subsidiary have not filed Tax Returns) any (i) notice indicating an intent to open an audit or other review, (ii) request for information related to Tax matters, or (iii) notice of deficiency or proposed adjustment for any amount of Tax proposed, asserted, or assessed by any Taxing Authority against the Bank or the Bank Subsidiary. Schedule 4.10(c) set forth a list of all federal, state, local, and foreign income Tax Returns filed with respect to any of the Bank or the Bank Subsidiary (including copies of Tax Returns for each flow-through entity in which the Bank or the Bank Subsidiary was a member or partner) for taxable periods ended on or after the Acquisition Date, indicates those Tax Returns that have been audited, and indicates those Tax Returns that currently are the subject of audit. Parent has made available to Purchaser correct and complete copies of all federal income Tax Returns, examination reports, and statements of deficiencies assessed against or agreed to by the Bank or the Bank Subsidiary filed or received since the Acquisition Date (including copies of Tax Returns for each flow-through entity in which the Bank or the Bank Subsidiary was a member or partner).

(d) Neither the Bank nor the Bank Subsidiary has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

(e) Neither the Bank nor the Bank Subsidiary is a party to any agreement, contract, arrangement or plan that has resulted or could result, separately or in the aggregate, in the payment of any “excess parachute payment” within the meaning of Code §280G (or any corresponding provision of state, local or foreign Tax law) as a result of the transactions contemplated hereby. Neither the Bank nor the Bank Subsidiary is a party to or bound by any Tax allocation or sharing agreement as of the Closing Date, and has no material liability with respect to any Tax allocation or sharing agreement for any current or previous Tax period. Neither the Bank nor the Bank Subsidiary (A) has been a member of an affiliated group (within the meaning of Code §1504) filing a consolidated federal income Tax Return (other than a group the common parent of which was Parent) since the Acquisition Date or (B) has any Liability for the Taxes of any Person (other than Bank or Bank Subsidiary) under Treasury Regulation §1.1502-6 (or any similar provision of state, local, or foreign Law), as a transferee or successor, by contract, or otherwise since the Acquisition Date.

(f) There is no expectation that the Bank or the Bank Subsidiary will have any material tax liability for 2008 or the portion of 2009 that ends on the Closing Date.

(g) Neither Bank nor Bank Subsidiary will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) change in method of accounting for a taxable period ending on or prior to the Closing Date; (ii) “closing agreement” as described in Code §7121 (or any corresponding or similar provision of state, local or foreign income Tax law) executed on or prior to the Closing Date; (iii) installment sale or open transaction disposition made on or prior to the Closing Date; or (iv) prepaid amount received on or prior to the Closing Date. There is no expectation that any obligation owed by the Bank or the Bank Subsidiary will be cancelled, forgiven or repaid for less than the amount owed. Parent has a positive basis in its stock in the Bank or, if not, it does not expect the lack of a positive basis to give rise to additional material tax liability to the Bank or the Bank Subsidiary.

(h) Neither Bank nor Bank Subsidiary has distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Code §355 or Code §361 since the Acquisition Date.

(i) Neither the Bank nor the Bank Subsidiary has participated in a “listed transaction” described in Treasury Regulation §1.6011-4(b)(2) since the Acquisition Date.

Section 4.11 Employee Benefit Plans. Schedule 4.11 sets forth a list of each Plan. A true and correct copy of each Plan has been made available to Purchaser. Except as set forth on Schedule 4.11, none of the Plans are sponsored or maintained by the Bank or the Bank Subsidiary and neither the Bank nor the Bank Subsidiary has any Liability arising under any Plan or Title IV of ERISA. Other than claims for benefits in the ordinary course of business, no material action, claim, or suit is pending or, to the Knowledge of Parent, threatened by any employee of the Bank or the Bank Subsidiary with respect to any Plan.

Section 4.12 Labor. (a)

(i) Neither the Bank nor the Bank Subsidiary is party to or otherwise bound by any collective bargaining agreement or understanding with any labor union or labor organization and, to the Knowledge of Parent, no union is attempting to organize any employees and no employees are seeking to organize themselves into a union or similar organization for the purposes of collective bargaining;

(ii) Neither the Bank nor the Bank Subsidiary is the subject of any action, suit or proceeding asserting that it has committed unfair labor practices, and there are no pending or, to the Knowledge of Parent, threatened action, suit or proceeding relating to employees or former employees who work or worked for the Bank or the Bank Subsidiary or to employment with or any employment practices of the Bank or the Bank Subsidiary; and

(iii) As of the date of this Agreement, there is no pending or, to the Knowledge of Parent, threatened, labor strike, dispute, walkout, work stoppage, picketing, petition for representation, slow-down or lock-out involving the Bank or the Bank Subsidiary, except for any such labor strike, dispute, walkout, work stoppage, slow-down or lock-out that would not have a Material Adverse Effect.

(b) To the Knowledge of Parent, (i) as of the date of this Agreement, no employee of the Bank or the Bank Subsidiary has announced any plans to terminate his or her employment; (ii) neither the Bank nor the Bank Subsidiary has any plans to terminate involuntarily the employment of any the Bank or the Bank Subsidiary employees on or prior to the Closing Date; (iii) neither the Bank nor the Bank Subsidiary has any obligation or plans to offer any person employment either prior to or after the Closing Date; and (iv) except as set forth on Schedule 4.12(b), neither the Bank nor the Bank Subsidiary has any obligation to pay any of its former employees, directors, officers, independent contractors or consultants any severance, salary, bonus, commission or other compensation, fringe benefit or premium.

(c) Schedule 4.12(c) contains a complete and accurate list of each current employee of the Bank or the Bank Subsidiary as of the date hereof including such employee’s name, job title, exempt or non-exempt status, full-time or part-time status, hire date, work location, accrued but unused paid time off (including vacation, sick and personal time), annualized base compensation and additional compensation earned in calendar year 2008 (including bonus, commissions, incentive, profit-sharing and other contingent payments) and annualized 2009 base compensation.

(d) With respect to the Bank and the Bank Subsidiary the following documents are listed on Schedule 4.12(d), and true and correct copies of each listed document have been provided to Purchaser:

(i) All employment agreements, independent contractor or consulting agreements, temporary employee and/or agency agreements relating to personnel of the Bank or the Bank Subsidiary which cannot be terminated by the Bank or the Bank Subsidiary upon notice of ninety (90) days or less and under which the Bank or the Bank Subsidiary has any material liability and all employee leasing agreements entered into by the Bank or the Bank Subsidiary under which any material liability exists;

(ii) All severance and/or separation agreements under which the Bank or the Bank Subsidiary has any material liability;

(iii) All non-competition, non-solicitation, confidentiality and/or proprietary information agreements between the Bank and any of its employees and/or between the Bank Subsidiary and any of its employees; and

(iv) All Bank and Bank Subsidiary employee handbooks and material personnel policies, procedures, practices and plans, as well as all severance policies, practices or plans and all material policies, practices and plans related to commissions, bonuses, incentive and other compensation.

Section 4.13 Brokers. Other than Milestone Advisors, LLC whose fees shall be paid by Parent, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of Parent or the Bank or the Bank Subsidiary.

Section 4.14 Related Party Arrangements. Except as set forth on Schedule 4.14, neither Parent nor any Affiliate of Parent nor any executive officer or director of Parent (other than the Bank or the Bank Subsidiary), is a party to any agreement, contract, commitment or transaction with the Bank or the Bank Subsidiary or has any interest in any property used by the Business (any such agreement, contract, commitment, transaction or interest, a “Related Party Arrangement”).

Section 4.15 Material Contracts. Neither the Bank nor the Bank Subsidiary is a party to or bound by any Material Contract that is not listed on Schedule 4.15. Neither the Bank nor the Bank Subsidiary are in material default in respect of, any Material Contract, and to the Knowledge of Parent, no event has occurred which, with due notice or lapse of time or both, would constitute such a material default. To the Knowledge of Parent, no other party to any Material Contract is in material default in respect thereof, and no event has occurred which, with due notice or lapse of time or both, would constitute such a material default. Each Material Contract is legal, valid, binding, enforceable, and in full force and effect in all material respects and, subject to receipt of all necessary consents and approvals, will continue to be legal, valid, binding, enforceable, and in full force and effect following the consummation of the transactions contemplated hereby. Parent has made available to Purchaser correct and complete copies of all the Material Contracts and no Material Contract has been modified in any material respect since the date it was made available.

Section 4.16 Insurance. Schedule 4.16 contains a description (including the name of the insurer, the policy number, and the period, amount and scope of coverage) of each insurance policy maintained with respect to each of the Bank and the Bank Subsidiary with respect to its properties, assets and business (the “Insurance Policies”). As of the date of this Agreement and as of Closing, each Insurance Policy is, or will be, legal, valid, binding, enforceable and in full force and effect, all premiums with respect thereto covering all periods prior to such time have been paid or accrued for, and no notice of cancellation or termination has been received with respect to any such policy.

Section 4.17 Events Subsequent to Most Recent Fiscal Year End. Except as set forth on Schedule 4.17, since December 31, 2008, there has not been any change in the business, financial condition, operations, results of operations, assets, customer, supplier or employee relations of the Bank or the Bank Subsidiary which has had, or is reasonably likely to have, a Material Adverse Effect on the Bank or the Bank Subsidiary or their business as presently conducted. Without limiting the generality of the foregoing, since that date, no event has occurred which, if it occurred subsequent to the execution of this Agreement and prior to Closing would require the prior written consent of the Purchaser pursuant to Section 5.2 below.

Section 4.18 Loan Matters.

(a) To the Knowledge of Parent, each outstanding loan held by the Bank or the Bank Subsidiary (the “Bank Loans”) is administered and, where applicable, serviced, in all material respects in accordance with all applicable requirements of Law.

(b) To the Knowledge of Parent, each Bank Loan is a legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, subject to bankruptcy, insolvency, fraudulent conveyance and other laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

(c) There are no outstanding Bank Loans to any directors, executive officers or principal shareholders of the Bank or the Bank Subsidiary.

(d) Schedule 4.18 identifies (A) each Bank Loan that as of December 31, 2008 was classified as “OAEM,” “Substandard,” “Doubtful,” “Loss,” or words of similar import by the Bank, the Bank Subsidiary or any bank examiner, together with the principal amount of each such Bank Loan and identifying information with respect to each such Bank Loan, and (B) each asset of the Bank or the Bank Subsidiary that as of December 31, 2008 was classified as OREO and the book value thereof as of such date.

(e) To the Knowledge of Parent, neither the Bank nor the Bank Subsidiary has received any written notice of any violation of the Fair Housing Act, the Home Mortgage Disclosure Act and the Equal Credit Opportunity Act and the regulations issued thereunder, and neither the Bank nor the Bank Subsidiary has received any written notice of and, to the Knowledge of Parent, there has not been any threatened administrative inquiry, proceeding or investigation with respect to the Bank’s non-compliance with such acts.

(f) Neither the Bank nor the Bank Subsidiary has originated any loans since the Acquisition Date.

Section 4.19 Community Reinvestment. Each of the Bank and the Bank Subsidiary has received a CRA rating of at least “satisfactory” from the Office of Thrift Supervision in its most recently completed examination. The Bank has provided Purchaser with copies of the Bank’s current CRA statement and its current CRA map, and all written comments received by the Bank since the Acquisition Date pertaining to CRA and all written responses by the Bank to such letters or comments.

Section 4.20 Derivative Transactions. As of the date of this Agreement, neither the Bank nor the Bank Subsidiary is a party to any Derivative Transactions. Since the Acquisition Date, any Derivative Transactions sold by the Bank or Bank Subsidiary have been sold without recourse.

Section 4.21 Intellectual Property. To the Knowledge of Parent, Schedule 4.21 identifies (i) all patents, registrations and applications for registration of Intellectual Property owned or used by each of the Bank and the Bank Subsidiary, (ii) all license and similar agreements for third party Intellectual Property used or held for use by each of the Bank and the Bank Subsidiary (other than those related to retail shrink wrap software licensed by the Bank or the Bank Subsidiary, except that any license agreements covering open source code shall be listed in the Disclosure Schedule irrespective of cost), (iii) all service marks, corporate names, trade names, and trademarks, whether registered or unregistered, and all registered domain names, (iv) all copyrights owned, used or held for use by each of the Bank and the Bank Subsidiary, and (v) all software owned, used or held for use by each of the Bank and the Bank Subsidiary, whether developed by or for the Bank or the Bank Subsidiary (excluding commercially available mass-marketed software, except that any software which incorporates open source code shall be listed in the Disclosure Schedule irrespective of cost). To the Knowledge of Parent, no claim by any third party has been made or threatened contesting the validity, enforceability, use or ownership of the Intellectual Property owned or used by the Bank or the Bank Subsidiary. To the Knowledge of Parent, neither the Bank, nor the Bank Subsidiary nor Parent has received any written notices (including, without limitation, any cease-and-desist letters) alleging infringement or misappropriation of any third party right.

Section 4.22 Internal Controls. The Bank maintains internal accounting controls that provide reasonable assurance that, in all material respects, (a) transactions are executed with management’s authorization; (b) transactions are recorded as necessary to permit preparation of the consolidated financial statements of the Bank; (c) access to the Bank’s assets is permitted only in accordance with management’s authorization; and (d) the reporting of the Bank’s assets is compared with existing assets at regular intervals.

ARTICLE V

COVENANTS

Section 5.1 Ordinary Course and Preservation of Business. Subject to any obligations of Parent as debtor or debtor in possession under the Bankruptcy Code or any order of the Bankruptcy Court with respect to the Shares, Parent covenants and agrees that, after the date hereof and through the Closing Date, except (i) as expressly provided in this Agreement, (ii) as set forth in the Disclosure Schedule or (iii) or as may be agreed in advance in writing by Purchaser, the Bank and the Bank Subsidiary shall:

(a) conduct the Business in the Ordinary Course of Business (except as may be required under an Office of Thrift Supervision or Federal Deposit Insurance Corporation Order);

(b) use commercially reasonable efforts to preserve the business organization of the Bank and the Bank Subsidiary intact, keep available the services of the current officers and employees of the Bank and the Bank Subsidiary and maintain in all material respects the existing relations with customers, suppliers, creditors, business partners, other banks and financial institutions and others having business dealings with the Bank and the Bank Subsidiary; and

(c) use commercially reasonable efforts to maintain, renew, keep in full force and effect and preserve in all material respects its Permits and licenses.

Section 5.2 Prohibited Action Without Approval. Without limiting the generality of Section 5.1 above, neither the Bank nor the Bank Subsidiary shall, directly or indirectly, do any of the following, except (i) with the prior written consent of Purchaser or (ii) as set forth in the Disclosure Schedule (provided that (i) Purchaser shall not unreasonably delay action on any specific request made hereunder, and (ii) any action by Parent approved in writing by Purchaser shall be deemed to be included in the Disclosure Schedule):

(a) incur or agree to incur any obligation or Liability (absolute or contingent), other than the taking of deposits and other Liabilities incurred in the Ordinary Course of Business and consistent with prior practice and liabilities arising out of, incurred in connection with, or related to the consummation of this Agreement; make or permit any amendment or termination of any Material Contract which would materially adversely affect its rights thereunder; acquire (by merger, consolidation, or acquisition of stock or assets) any corporation, partnership or other business organization or division or substantial part thereof or any branches or deposits thereof; enter into, dispose or divest itself of any subsidiary or joint venture or cause any business entity to become a subsidiary or Affiliate; sell or otherwise dispose of any real property owned or operated by Bank or any of its subsidiaries, except for the bona fide sale of real property and REO in the Ordinary Course of Business; materially enhance, expand, modify, replace or alter any computer or data processing system owned, leased or licensed by Bank or any of its subsidiaries (including, without limitation, any software associated with any such computer or system); acquire any interest or participation in loans originated by other financial institutions or brokers, including, but not limited to, syndicated loans; or originate or permit any of its subsidiaries to originate any new construction loan or issue any commitment in respect of any new construction loan;

(b) enter into, terminate or fail to keep in full force and effect any Material Contract or make any capital expenditure in excess of $25,000;

(c) issue, sell, redeem or acquire for value, any debt securities or any shares of the capital stock or other equity securities or other ownership interests of Bank or the Bank Subsidiary, or declare, issue or pay any dividend or other distribution of assets, whether consisting of money, other personal property, real property or other things of value, to Parent and its shareholders;

(d) (i) amend its Charter Documents or (ii) split, combine or reclassify any shares of its capital stock;

(e) grant any increase in compensation or benefits to its employees or to its officers other than increases granted in the ordinary course of business consistent with past practice and in no event in excess of an individual increase of 5% annually; pay any bonus other than bonuses paid in the ordinary course of business consistent with past practice; enter into any severance agreements or arrangements with its officers;

(f) amend any existing employment contract or enter into any new employment contract that does not contain the unconditional right of the Bank to terminate without penalty (other than liability for services already rendered), at any time on or after the Closing Date;

(g) adopt any new Plan or make any material change in or to any existing Plan other than any such change that is required by applicable Law;

(h) enter into any transactions other than in the Ordinary Course Of Business, or sell its material assets or, pledge or subject to any Lien (other than Permitted Liens) any of its assets not already subject to a pledge or other Lien as of the date hereof or materially modify the terms of any such Liens;

(i) enter into any Related Party Arrangement;

(j) except in connection with the transactions contemplated by this Agreement, open, or file an application with any federal, state or other regulatory agency with respect to the opening of any additional office, branch or banking facility, or the acquisition or establishment of any additional banking or non-banking facility or close any of its existing offices or branches;

(k) purchase or make any investment in any securities other than investments (A) having a maturity of shorter than five (5) years and (B) having a Standard & Poor’s or Fitch Rating Service rating of at least AAA or a Moody’s Investor Service rating of at least Aa2;

(l) make, or commit to make any loan to any single borrower and his or her related interests in the amount of $50,000 or more, or renew, extend the maturity of, or alter any of the material terms of any loan, to any single borrower and his or her related interests in the amount of $50,000 or more, provided, however, that purchaser shall act on any specific request made to make or commit to make a loan under this Section 5.2(l) within two Business Days following receipt of such request from Parent or Bank, together with all information and documentation reasonably necessary for Purchaser to determine if any such consent should be provided, and any such request shall be deemed approved by Purchaser in the event that Purchaser has failed to specifically deny such request or ask for additional information in connection with such request within such period;

(m) make any change in the credit policies or procedures of the Bank, the effect of which is to make any such policy or procedure materially less restrictive;

(n) change its lending, investment, underwriting, risk and asset liability management and other banking and operating policies, except as required by applicable Law or policies imposed by, or required by official recommendations or pronouncements of, any Government Entity or enter into any new material line of business;

(o) make any change in its accounting methods or practices other than those required by GAAP, directed by applicable governmental authorities or pursuant to the terms of this Agreement; or

(p) enter into any contract, commitment or arrangement, whether written or otherwise, with respect to any of the foregoing.

Section 5.3 Access; Books and Records.

(a) Except as may be prohibited by applicable Law, between the date of this Agreement and the Closing, Parent shall, upon reasonable notice (i) afford Purchaser and its authorized Representatives reasonable access to all Books and Records, Bank offices and facilities, as well as Bank management and employees, (ii) permit Purchaser to make reasonable inspections and to make copies at the Requesting Party’s expense of such Books and Records as it may require and (iii) furnish Purchaser with such Bank financial and operating data and other information which is as Purchaser may from time to time reasonably request; provided, however, that such access shall not unreasonably disrupt the business. For the avoidance of doubt, it is agreed that the provision of access under this Section 5.3 shall be solely for the purposes of transition planning and closing related matters, and the Parent may limit such access to such matters. Notwithstanding the foregoing, information obtained during such access may be used for any legal purpose, subject to the terms of this Agreement and the Confidentiality Agreement.

(b) Purchaser and Parent shall preserve for a period of six years after the Closing Date (or such longer period as may be required by any Government Entity or ongoing claim) all Books and Records. After the Closing Date, where there is a legitimate purpose, the party hereto that has received a request for access (the “Requested Party”) shall provide the party hereto requesting access (the “Requesting Party”) with access, upon prior reasonable written request specifying the need therefor, during regular business hours, to the books of account and records of the Requested Party, but, in each case, only to the extent relating to the conduct of the Business or operation of the Bank and the Bank Subsidiary prior to the Closing Date, and the Requesting Party and its Representatives shall have the right to make copies of such Books and Records; provided, however, that the foregoing right of access shall not be exercisable in such a manner as to interfere unreasonably with the normal operations and business of the Requested Party; and provided, further, that such information shall be held by the Requesting Party in confidence to the extent required by, and in accordance with, the Confidentiality Agreement. Such records may nevertheless be destroyed by either party if such party sends to the other party written notice of its intent to destroy records, specifying with particularity the contents of the records to be destroyed. Such records may then be destroyed after the 10th day after such notice is given unless the party receiving the notice objects to the destruction, in which case the party that provided the notice shall deliver, at the objecting party’s expense, such records to the objecting party.

Section 5.4 Cooperation; Efforts and Actions to Cause Closing.

(a) Following the date hereof and through the Closing, upon the terms and subject to the conditions of this Agreement, Purchaser and Parent shall cooperate in good faith and use their respective commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done and cooperate with each other in order to do, all things necessary, proper or advisable (subject to any applicable Laws) to satisfy the conditions to the Closing, as applicable, set forth in Article VII and to consummate the Closing and the transactions contemplated hereby as promptly as practicable, including the preparation and filing of all forms, applications, registrations and notices required to be filed to consummate the Closing and the transactions contemplated hereby and the taking of such actions as are necessary to obtain all requisite Consents, orders, Permits, qualifications or exemptions consents by any third party or Government Entity, including the Sale Approval Order and Office of Thrift Supervision, Federal Reserve and FDIC approval.

(b) Following the date hereof and through the Closing, each party shall promptly consult with the other parties hereto with respect to, provide any necessary information with respect to, and promptly provide the other parties (or their respective counsel) with copies of, all filings made by such party with any Government Entity or any other information supplied by such party to a Government Entity in connection with this Agreement and the transactions contemplated hereby. Each party hereto shall promptly provide the other parties with copies of any communication (including any written objection, litigation or administrative proceeding that challenges the transactions contemplated hereby or the entry of the Sale Approval Order) received by such party from any Government Entity or any other Person regarding the transactions contemplated hereby. If any party hereto or Affiliate thereof receives a request for additional information or documentary material from any such Government Entity with respect to the transactions contemplated hereby, then such party shall endeavor in good faith to make, or cause to be made, as soon as reasonably practicable and after consultation with the other parties, an appropriate response in compliance with such request. To the extent that transfers, amendments or modifications of Permits are required as a result of the execution of this Agreement or consummation of the transactions contemplated hereby, Parent shall use commercially reasonable efforts to effect such transfers, amendments or modifications.

(c) Purchaser shall use its reasonable best efforts to obtain, prior to the Closing, all requisite approvals, including obtaining approval from (i) the Federal Reserve with respect to the Sale, (ii) the Office of Thrift Supervision with respect to the change of domicile of the Bank and any distributions of capital by the Bank prior to Closing, and (iii) any other approvals required for Purchaser to consummate the Sale. Purchaser shall use commercially reasonable efforts to file the regulatory applications for approval of the Sale with the Federal Reserve, the Office of Thrift Supervision and FDIC, if applicable, within ten (10) days of the date of the issuance of Sale Approval Order. All costs associated with obtaining such approvals (whether before or after the Closing), including costs of counsel incurred in connection with obtaining any legal opinions required for consents or approvals, shall be borne by Purchaser.

(d) Prior to the date hereof, Purchaser has delivered to Parent a copy of its proposed business plan for the Bank (the “Proposed Business Plan”). Except as specifically suggested or recommended by the Federal Reserve, Office of Thrift Supervision or FDIC, as applicable or as otherwise mutually agreed upon by the Purchaser and Parent, Purchaser shall not make any changes to the Proposed Business Plan (i) prior to the receipt of all Consents without the written consent of Parent, which consent shall not be unreasonably withheld, and (ii) after the receipt of all Consents but prior to the Closing, that would constitute a material change in the Proposed Business Plan without first obtaining prior approval of such change from the Office of Thrift Supervision, the Federal Reserve and the FDIC, if applicable.

(e) Parent and the Bank shall use commercially reasonable efforts to obtain, prior to the Closing, all requisite approvals, including the consent, approval, license, waiver or authorization to the Closing and the transactions contemplated hereby of each other party to each Material Contract of the Bank or the Bank Subsidiary to which it, the Bank or the Bank Subsidiary is a party or to which any asset of the Bank or the Bank Subsidiary is subject, in each case if required by the terms of such loan, mortgage, lease, insurance policy or contract. All costs associated with obtaining such consents and approvals (whether before or after the Closing), shall be borne by Purchaser.

(f) Purchaser, the Bank, the Bank Subsidiary, and the Parent agree to cooperate with each other and take such further actions as may be necessary (at the sole expense of Purchaser) to (i) transfer from computers or servers owned or controlled by the Parent (or its designee) to Purchaser any and all Confidential Information and all other information and Intellectual Property of the Bank and the Bank Subsidiary that exists as of the Closing Date and constitutes part of the properties and assets owned or used by the Bank or the Bank Subsidiary to carry on its business as currently conducted; (ii) sublicense, or otherwise procure license rights in, the third party software that resides on the Parent’s (or its designee) computers or servers and is necessary for the operation of the Bank or the Bank Subsidiary as of the Closing Date; and (iii) transfer, assign, and convey to the Bank and the Bank Subsidiary all right, title, and interest in and to any and all Intellectual Property in the name of the Parent or its Affiliates that is necessary for the Bank or the Bank Subsidiary to carry on its business as currently conducted.

(g) Parent shall cause the Bank and the Bank Subsidiary, as applicable, to dispose of their entire securities portfolio prior to Closing.

(h) Parent shall use its commercially reasonable efforts to obtain an acknowledgement from the appropriate Governmental Entities that they will not seek to collect any amounts from the Bank with respect to the matter set forth on Section 4.9(d)(i) of the Disclosure Schedule following the Closing Date.

Section 5.5 Confidentiality.

(a) After the Closing, Parent will, and cause its Affiliates and their Representatives to, hold in confidence and not use in any manner detrimental to the Bank all Confidential Information concerning the Bank, except to the extent that such information can be shown to have been (i) in the public domain prior to the Closing, (ii) in the public domain at or after the Closing through no fault of Parent or any of its Affiliates or any of their respective Representatives, or (iii) lawfully acquired after the Closing by Parent or any of its Affiliates or any of their respective Representatives from sources other than Purchaser or any of its Affiliates or any of their respective Representatives. If, after the Closing, Parent or any of its Affiliates or any of their respective Representatives are legally required to disclose any such confidential or proprietary information, Parent shall to the extent permitted by Law (A) promptly notify Purchaser to permit Purchaser, at its expense, to seek a protective order or take other appropriate action and (B) cooperate as reasonably requested by Purchaser in Purchaser’s efforts to obtain a protective order or other reasonable assurance that confidential treatment will be accorded such Confidential Information, but only at Purchaser’s sole cost and expense. If, after the Closing and in the absence of a protective order, Parent or any of its Affiliates or any of their respective Representatives are compelled as a matter of Law to disclose any such Confidential Information to a third party, such Person may disclose to the third party compelling disclosure only the part of such Confidential Information as is required by Law to be disclosed; provided, however, that to the extent permitted by Law, prior to any such disclosure, such Person consults in good faith with Purchaser and its legal counsel as to such disclosure and the nature and wording of such disclosure.

(b) For purposes of Section 5.5(a), “Confidential Information” shall mean any confidential information concerning the Bank and any assets of the Bank, including, without limitation, methods of operation, customers, customer lists, products, prices, fees, costs, technology, marketing methods, personnel, competitors, markets or other proprietary matters.

Section 5.6 Subsequent Actions. Each of the parties shall use commercially reasonable efforts to take, or cause to be taken, all appropriate action to do, or cause to be done, all things necessary, proper or advisable under applicable Law or otherwise to consummate and make effective the transactions contemplated by this Agreement as promptly as practicable and to cause to be satisfied the conditions in Article VII.

Section 5.7 Notices of Certain Events. From the date hereof until the Closing,

(a) Parent shall promptly notify Purchaser of:

(i) any written notice or other written communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;

(ii) any written notice or other written communication from any Government Entity in connection with the transactions contemplated by this Agreement; and

(iii) any change to Parent’s representations, warranties or obligations hereunder or fact of which Parent is aware that, with notice or lapse of time or both, will or is reasonably likely to result in any of the conditions set forth in Article VII becoming incapable of being satisfied.

(b) Purchaser shall promptly notify Parent of:

(i) any written notice or other written communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;

(ii) any written notice or other written communication from any Government Entity in connection with the transactions contemplated by this Agreement; and

(iii) any change to any of Purchaser’s representations, warranties or obligations hereunder or fact of which Purchaser is aware that, with notice or lapse of time or both, will or is reasonably likely to result in any of the conditions set forth in Article VII becoming incapable of being satisfied.

No disclosure by any Party pursuant to this Section 5.7 shall be deemed to amend or supplement the Disclosure Schedule with respect thereto or prevent or cure any misrepresentation or breach of warranty for purposes of this Agreement.

Section 5.8 Bankruptcy Actions.

(a) Parent hereby agrees that it shall, and Parent shall cause all of its Affiliates to, comply with all of the obligations of Parent under (i) the Bidding Procedures Order (after the entry of such Order by the Bankruptcy Court) and (ii) the Sale Approval Order (after the entry of such Order by the Bankruptcy Court).

(b) Parent shall use reasonable efforts to comply (or obtain an Order from the Bankruptcy Court waiving compliance) with all requirements under the Bankruptcy Code and Federal Rules of Bankruptcy Procedure in connection with obtaining approval of the sale of the Shares under this Agreement, including serving on all required Persons in the Bankruptcy Cases (including (i) all Persons who are known to possess or assert a Lien against any of the Shares, (ii) the Internal Revenue Service, (iii) all applicable state and local Government Entities and (iv) all other Persons required by any order of the Bankruptcy Court, notice of the Sale Motion, the Sale Hearing and the objection deadline in accordance with Rules 2002, 6004, 6006 and 9014 of the Federal Rules of Bankruptcy Procedure, the Bidding Procedures Order or other orders of the Bankruptcy Court, and any applicable local rules of the Bankruptcy Court.

Section 5.9 Interim Financial Information. Parent shall supply Purchaser with unaudited consolidated monthly operating statements (not including cash flow statements) of the Bank at such time that such statements are made available to Parent’s or Bank’s Board of Directors but in no event later than thirty (30) days after the end of each month ending between the date hereof and the Closing Date. Such monthly operating statements shall be prepared in all material respects in accordance with GAAP applied on a consistent basis in a manner consistent with the Audited Financial Statements and shall fairly present in all material respects Bank’s consolidated results of operations for such months; provided, however, that, such monthly operating statements will lack footnotes, will contain reasonable estimates of certain accruals made in such monthly operating statements, and will be subject to year end adjustments. The Bank shall supply to Purchaser the Bank’s TFRs at such time as the TFRs are filed with the Office of Thrift Supervision.

Section 5.10 Employees.

(a) Purchaser and Bank agree that Purchaser shall continue the employment of all of Bank’s employees (excluding any temporary or leased employees) following the Closing Date and that Purchaser shall not involuntarily terminate any of Bank’s employees during the six (6) months following the Closing Date, except for Cause, which shall be defined as the employee’s failure to perform the duties of his or her position and those duties reasonably assigned from time to time, willful misconduct, act of dishonesty or fraud, commission of an act constituting a felony or commission of an act injurious or potentially injurious to Purchaser’s reputation. Purchaser agrees to provide each of Bank’s employees with a “stay” bonus if he or she does not voluntarily resign during the six (6) months following the Closing Date. The amount and details of such “stay” bonuses shall be described in written agreements presented by Purchaser to Bank’s employees and which terms and conditions shall be determined in Purchaser’s sole discretion.

(b) It is understood and agreed that the Purchaser’s retention of Bank’s employees as per Section 5.10(a) shall not constitute any commitment, contract or understanding (expressed or implied) of any obligation on the part of the Purchaser to a post-Closing employment relationship of any fixed term or duration beyond six (6) months or upon any terms or conditions other than those that the Purchaser may establish by written agreement or otherwise. Nothing in this Agreement shall be deemed to prevent or restrict in any way the right of the Purchaser to reassign, promote or demote any of Bank’s employees or to change adversely or favorably the title, powers, duties, responsibilities, functions, locations, salaries, other compensation or terms or conditions of employment of such employees.

(c) With respect to the Bank Retention Plan disclosed on Schedule 4.12(d), to the extent that Parent has not caused the Bank to make such payments, or the Bank has not actually made such payments at Closing, Purchaser agrees that it shall pay, or cause the Bank to pay, to Bank’s employees (and former employees listed on Schedule 4.12(d)), immediately following the Closing, all accrued but unpaid retention payments pursuant to the Bank Retention Plan in such amounts as are listed on Schedule 4.12(d) for each employee (or former employee)

to whom such payments are owed. Parent and Bank represent and warrant that payment of these amounts shall constitute payment in full to all of Bank’s current and former employees of any and all amounts due and owing pursuant to the Bank Retention Plan. The Bank shall terminate the Bank Retention Plan effective immediately following such payment and shall communicate the termination to all of Bank’s employees at that time. The communication shall include a statement that all accrued but unpaid amounts under the Bank Retention Plan as of the Bank Retention Plan’s termination date, to the extent not yet paid, shall be paid immediately following the Closing.

Section 5.11 Tax Matters.

(a) Purchaser shall control the filing of any Tax Returns with a filing due date that is after the Closing Date that are required to be filed by the Bank or the Bank Subsidiary.

(b) Purchaser, Parent, Bank and Bank Subsidiary covenant and agree to cooperate regarding Tax matters as follows:

(i) Purchaser, Parent, Bank and Bank Subsidiary shall cooperate fully, as and to the extent reasonably requested by any other aforementioned party, in connection with the filing of Tax Returns pursuant to this Section 5.11 and any audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include the retention and (upon the other party’s request) the provision of records and information that are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Purchaser, Parent, Bank and Bank Subsidiary agree (A) to retain all books and records with respect to Tax matters pertinent to the Bank and Bank Subsidiary relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations (and, to the extent notified by Purchaser or Parent, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any taxing authority, or (B) to give the other party reasonable written notice prior to transferring, destroying or discarding any such books and records and, if the other party so request, the Purchaser, Parent, Bank or Bank Subsidiary, as the case may be, shall allow the other party to take possession of such books and records.

(ii) Purchaser, Parent, Bank and Bank Subsidiary further agree, upon request, to use their reasonable efforts to obtain any certificate or other document from any governmental authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including, but not limited to, with respect to the transactions contemplated hereby).

(c) All tax-sharing agreements or similar agreements with respect to or involving the Bank or Bank Subsidiary shall be terminated on or prior to the Closing Date and, as of the Closing, the Bank and the Bank Subsidiary shall not be bound thereby or have any liability thereunder.

(d) Parent shall notify Purchaser in writing within five Business Days after receipt by Parent of any Tax Audit Determination regarding any Tax Return of the Bank or the

Bank Subsidiary. Purchaser, at its own expense, shall have the right to exercise control at any time over the handling, disposition or settlement of any issue raised in any such Tax Audit Determination for the Bank or the Bank Subsidiary. Purchaser and Parent shall cooperate with each other, as reasonably requested by the other party, in connection with any such Tax Audit Determination.

Section 5.12 Intellectual Property Matters. With respect to Intellectual Property to which the Bank or the Bank Subsidiary has any ownership rights or claims, the Bank or the Bank Subsidiary shall use their commercially reasonable efforts to obtain, at Purchaser’s expense, (i) a full and complete assignment of any right, title and interest held by third parties who are credited as authors or inventors, or otherwise have ownership rights or claims, and (ii) a full and complete waiver and release by such third party with respect to such Intellectual Property, in form satisfactory to the Purchaser.

Section 5.13 Invitations to and Attendance at Directors’ and Committee Meetings. Each of the Bank and the Bank Subsidiary shall give notice to two (2) designees of Purchaser, and shall invite such persons to attend all regular and special meetings of the board of directors of the Bank and Bank Subsidiary and all regular and special meetings of each committee of the Bank or Bank Subsidiary (including, but not limited to, the executive committee and the loan and discount committee of the Bank), including any senior management committee meeting; provided, however, that Purchaser’s designees shall not have the right to attend any portion of any meeting at which the advisability of the transactions contemplated by this Agreement are to be considered. If the Sale is finally disapproved by any appropriate Government Entity or if this Agreement is terminated pursuant to its terms, Purchaser’s designees will no longer be entitled to notice of and permission to attend such meetings.

Section 5.14 Transition. Parent and Bank will cause senior officers of Bank and the Bank Subsidiary to meet with senior officers of Purchaser on a reasonably regular basis to review the financial and operational affairs of Bank and the Bank Subsidiary, and to the extent permitted by applicable Law, Parent shall cause Bank and Bank Subsidiary to give due consideration to Purchaser’s input on such matters, consistent with this Section 5.14, with the understanding that Purchaser will in no event be permitted to exercise control of Bank or the Bank Subsidiary before the Closing Date and Bank shall have no obligation to act in accordance with Purchaser’s input. Commencing following the date hereof and to the extent permitted by applicable Law, Purchaser shall, and Parent shall cause Bank and the Bank Subsidiary to, use their respective commercially reasonable efforts to facilitate the integration of Bank and the Bank Subsidiary with the business of Purchaser and its Affiliates to be effective as of the Closing Date, provided, however, that in no event shall Purchaser and its Affiliates be entitled to control Bank or the Bank Subsidiary prior to the Closing Date.

Section 5.15 Escrow Agreement. If prior to the Closing, Parent has not either (i) been able to obtain an acknowledgement from the appropriate Governmental Entities that they will not seek to collect any amounts from the Bank pursuant to Section 5.4(h) or (ii) delivered to Purchaser an order of the Bankruptcy Court stating that such claim has been finally satisfied, then at the Closing, Purchaser and Parent shall enter into the Escrow Agreement and the Escrow Amount shall serve as sole recourse with respect to the matter set forth in Section 4.9(d)(i) of the Disclosure Schedule. Purchaser and Parent agree to cooperate with respect to the release of the Escrow Amount in accordance with the terms of the Escrow Agreement.

ARTICLE VI

BANKRUPTCY COURT MATTERS

Section 6.1 Competing Transaction. This Agreement is subject to approval by the Bankruptcy Court and the consideration by Parent, the official committee of unsecured creditors appointed in the Bankruptcy Cases and the Bankruptcy Court of higher or better competing bids. Purchaser acknowledges that following the date hereof until the entry of the Sale Approval Order, Parent and its Representatives and Affiliates may continue to initiate contact with, or solicit or encourage submission of any inquiries, proposals or offers by, any Person with respect to any transaction (or series of transactions) involving the direct or indirect sale, transfer or other disposition of the Shares to a purchaser or purchasers other than Purchaser or effecting any other transaction (including a plan of reorganization or liquidation) the consummation of which would be substantially inconsistent with the transactions herein contemplated (a “Competing Transaction”). Purchaser further acknowledges that Parent shall have the responsibility and obligation prior to the date of the auction provided for in Bidding Procedures Order (the “Auction Date”) to respond to any inquiries or offers to purchase the Shares and perform any and all other acts related thereto contemplated by the Bidding Procedures Order, including supplying information relating to the Business and the assets of Parent to prospective purchasers that satisfy the conditions therefor specified in the Bidding Procedures Order. Notwithstanding the foregoing, after entry of the Bidding Procedures Order, in no event may Parent or its Affiliates initiate contact with, or solicit or encourage submission of any inquiries, proposals or offers by, any Person (other than Purchaser and its Affiliates, agents and representative) with respect to a Competing Transaction or accept an offer or proposal from any Person (other than Purchaser and its Affiliates, agents and representative) with respect to a Competing Transaction (i) other than pursuant to and in compliance with the terms and conditions of the Bidding Procedures Order or (ii) after the Auction.

Section 6.2 Break Up Fee. In the event that this Agreement is terminated pursuant to Section 8.1(e), Parent shall pay to Purchaser a cash amount equal to $400,000, (the “Break Up Fee”). The Break Up Fee will be due and payable upon the approval by the Bankruptcy Court of a Competing Transaction. Notwithstanding anything to the contrary contained in this Agreement, upon payment of the Break Up Fee in accordance herewith, Parent and its Representatives and Affiliates shall be fully released and discharged from any Liability under or resulting from this Agreement and, neither Purchaser nor any other Person shall have any other remedy or cause of action under or relating to this Agreement, including for reimbursement of expenses.

Section 6.3 Bankruptcy Court Filings. Within five Business Days following the execution of this Agreement, Parent shall file with the Bankruptcy Court a motion seeking entry of the Sale Order and the Bidding Procedures Order, and, subject to Section 6.1, Parent shall thereafter pursue diligently the entry of the Sale Order and the Bidding Procedures Order. Purchaser agrees that it will promptly take such actions as are reasonably requested by Parent to assist in obtaining entry of the Sale Order and the Bidding Procedures Order, including furnishing affidavits or other documents or information for filing with the Bankruptcy Court for the purposes, among others, of providing necessary assurances of performance by Purchaser under this Agreement and demonstrating that Purchaser is a “good faith” purchaser under Section 363(m) of the Bankruptcy Code. In the event the entry of the Sale Order or the Bidding Procedures Order shall be appealed, Parent and Purchaser shall use their respective reasonable efforts to defend such appeal.

ARTICLE VII

CONDITIONS

Section 7.1 Conditions to Each Party’s Obligations to Effect the Closing. The respective obligations of each party to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction, or waiver by Purchaser and Parent, on or prior to the Closing Date, of each of the following conditions:

(a) Sale Approval Order. The Sale Approval Order (A) shall have been entered by the Bankruptcy Court, (B) shall not have been modified or amended in any manner materially adverse to Purchaser, and (C) shall not be subject to a stay of effectiveness.

(b) No Law, Judgments, etc. No Government Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Law or any decree, judgment, injunction or other Order which is in effect and which restricts, prevents, prohibits, makes illegal or enjoins the consummation of the transactions contemplated by this Agreement.

(c) Bank Approvals. All required approvals of every Governmental Entity for the transfer of the Shares to the Purchaser shall have been obtained and be in full force and effect, and any waiting period or other condition to the consummation of the transfer of the Shares shall have elapsed or have been waived; provided, however, that none of such Consents (or any Office of Thrift Supervision, Federal Reserve or FDIC Consent issued after the date hereof) shall require Purchaser to take any action, or commit to take any action, that, in the good faith reasonable judgment of the Purchaser, would result in a Material Adverse Effect on the Bank.

Section 7.2 Conditions to Obligations of Parent. The obligations of Parent to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction or waiver, at or prior to the Closing Date, of the following conditions:

(a) Representations and Warranties. The representations and warranties of Purchaser contained in this Agreement shall be true and correct (without regard to any materiality or Material Adverse Effect qualifier contained therein) on the date of this Agreement and on the Closing Date as though made on the Closing Date, except to the extent such representations and warranties speak as of a specified earlier date (in which case such representations and warranties shall be true and correct as of such specified earlier date), and except to the extent that any such failure of representations or warranties to be true and correct, individually or in the aggregate, has not had or would not reasonably be expected to have a Material Adverse Effect.

(b) Covenants. Each of the covenants and agreements of Purchaser to be performed on or prior to the Closing Date shall have been duly performed in all material respects.

(c) Certificate. Parent shall have received a certificate, signed by a duly authorized officer of Purchaser and dated the Closing Date, to the effect that the conditions set forth in Sections 7.2(a) and 7.2(b) have been satisfied.

(d) Deliveries. Purchaser shall have delivered, or caused to be delivered, to Parent all of the items set forth in Section 3.2.

Section 7.3 Conditions to Obligations of Purchaser. The obligations of Purchaser to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction or waiver, at or prior to the Closing Date, of each of the following conditions:

(a) Representations and Warranties; Performance. The representations and warranties of Parent and Bank set forth in Article IV shall be true and correct (i) on and as of the date hereof and (ii) on and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of such date (except to the extent any such representation and warranty expressly speaks only as of a specific date, in which case such representation and warranty shall be true and correct as of such earlier date), except in each of cases (i) and (ii) where all such failures of representations and warranties to be true and correct (without giving effect to any materiality or Material Adverse Effect qualification or standard contained in any such representations and warranties), has not had, or would not reasonably be expected to have individually or in the aggregate, a Material Adverse Effect, provided, however, the foregoing qualification shall not apply with respect to the representations and warranties set forth in Sections 4.1, 4.2, 4.3 and 4.5, which shall be true and correct in all respects on and as of the date hereof and on and as of the Closing Date.

(b) Covenants. Each of the covenants and agreements of Parent to be performed on or prior to the Closing Date shall have been duly performed in all material respects.

(c) Certificates. Purchaser shall have received certificates, signed by duly authorized officers of Parent and dated the Closing Date, to the effect that the conditions set forth in Sections 7.3(a) and 7.3(b) have been satisfied. In addition, Purchaser shall have received a Certificate of Non-Foreign Status (in the form of Exhibit D) that is duly completed and dated the Closing Date.

(d) Deliveries. Parent shall have delivered, or caused to be delivered, to Purchaser all of the items set forth in Section 3.3.

(e) No Material Adverse Effect. Since the date of this Agreement, there shall not have occurred any action, failure to act, event or circumstance that has had, or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(f) Termination of Agreements with Affiliates. All contracts or other agreements (including any tax sharing agreement) between the Bank and Parent shall have been terminated at Closing.

(g) Sale of Securities. The securities portfolio of the Bank shall have been sold.

ARTICLE VIII

TERMINATION

Section 8.1 Termination. Notwithstanding anything to the contrary contained in this Agreement, this Agreement may be terminated and the transactions contemplated hereby abandoned at any time on or prior to the Closing Date:

(a) by the mutual written consent of Parent and Purchaser;

(b) by either Parent or Purchaser, upon written notice to the other:

(i) if the closing condition set forth in Section 7.1(a)(A) shall not have been satisfied on or before June 15, 2009 (unless such deadline is extended with the written consent of Purchaser) or the closing condition set forth in Section 7.1(c) shall not have been satisfied on or before September 30, 2009, subject to extension in accordance with Section 8.2, and if all other conditions to the respective obligations of the parties to close hereunder that are capable of being fulfilled by such date shall have been so fulfilled or waived; provided, however, that the party proposing to terminate (and its Affiliates) shall not have breached in any material respect any of their respective representations, warranties, covenants or agreements contained in this Agreement in any manner that shall have proximately contributed to such failure (such breaching party, a “Proximate Cause Party”);

(ii) if the Closing Date shall not have occurred on or before September 30, 2009, (unless such deadline is extended in accordance with Section 8.2 or otherwise extended with the consent of Parent and Purchaser) (the “Termination Date”), provided, however, that the party proposing to terminate or any of its Affiliates is not a Proximate Cause Party; or

(iii) if a Government Entity shall have issued an Order or taken any other action permanently restricting, preventing, prohibiting, making illegal or enjoining the transactions contemplated by this Agreement, unless such Order or action was issued or taken at the request or with the support of the party seeking to terminate this Agreement (or any of its Affiliates); or

(c) by Purchaser, upon written notice to Parent:

(i) if any condition to the obligations of Purchaser set forth in Sections 7.1 and 7.3 shall have become incapable of fulfillment other than as a result of a breach by Purchaser of any covenant or agreement contained in this Agreement, and such condition is not waived by Purchaser; or

(ii) if there shall be a breach by Parent of any representation or warranty which representation is required to be made at Closing pursuant to Section 7.3(a), or any covenant or agreement contained in this Agreement which would result in a Material Adverse Effect and which breach has not been cured by the earlier of (i) 20 Business Days after the giving of written notice by Purchaser to Parent of such breach and (ii) the Termination Date.

(d) by Parent, upon written notice to Purchaser:

(i) if any condition to the obligations of Parent set forth in Sections 7.1 and 7.2 shall have become incapable of fulfillment other than as a result of a breach by Parent of any covenant or agreement contained in this Agreement, and such condition is not waived by Parent;

(ii) if there shall be a breach in any material respect by Purchaser of any representation or warranty, or any covenant or agreement contained in this Agreement which would result in a Material Adverse Effect and which breach has not been cured by the earlier of (i) 20 Business Days after the giving of written notice by Parent to Purchaser of such breach and (ii) the Termination Date;

(e) following approval by the Bankruptcy Court at the Sale Hearing of a Competing Transaction, subject to Purchaser’s right to payment of the Break Up Fee in accordance with the provision of Section 6.2.

Section 8.2 Extension of Termination Date. In the event that the closing condition set forth in Section 7.1(c) shall not have been satisfied on or before the then current Termination Date, Purchaser shall have the right to elect to extend the Termination Date for a period of 30 additional days (an “Extension Period”) by delivering written notice to Parent together with a non-refundable deposit by wire transfer of immediately available funds in the amount of $1,000,000 (the “Extension Payment”) no later than three Business Days prior to the then current Termination Date. In the event that the Closing Date occurs during an Extension Period, the Purchase Price due on such Closing Date shall be reduced by one-half of the amount of all Extension Payments paid pursuant to this Section 8.2. Purchaser shall have the right to make up to three Extension Period elections under this Agreement, in each case upon delivery of written notice and payment of an Extension Payment in accordance with this Section 8.2. Following each Extension Period election made in accordance with this Agreement, the “Termination Date” shall mean the end of all Extension Periods theretofore elected in accordance with this Section 8.2 and the second date set forth in Section 8.1(b)(i) shall similarly be extended to the Termination Date.

Section 8.3 Procedure and Effect of Termination. If this Agreement is terminated in accordance with Section 8.1, this Agreement shall become void and of no further force and effect (subject to the provisions of this Article VIII) and the transactions contemplated by this Agreement shall be abandoned, without further action by any party, and no party shall have any Liability or further obligation to any other party resulting from such termination (a) except for the provisions of: (i) the parties’ obligations under that certain Confidentiality Agreement, dated January 12, 2009, between American Home Mortgage Investment Corp. and Purchaser (the

“Confidentiality Agreement”), (ii) Article VIII (Termination); and (iii) Section 6.2 (Break Up Fee), Sections 10.3 (Fees and Expenses), 10.4 (Amendment; Waiver), 10.5 (Publicity), 10.6 (Notices), 10.8 (Entire Agreement; No Third Party Beneficiaries), 10.10 (Governing Law), 10.11 (Venue and Retention of Jurisdiction), and 10.14 (Assignment), all of which shall remain in full force and effect; and (b) except that no such termination shall relieve any party from any Liability (other than for punitive, exemplary, indirect, special, incidental or consequential damages, including lost profits or savings, damage to business reputation or loss of opportunity) which such party may have to another party for Losses arising out of any breach of this Agreement by such party which occurs upon or prior to the termination of this Agreement.

ARTICLE IX

REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser represents and warrants to Parent that all of the statements contained in this Article IX, are true and correct as of the date of this Agreement (or, if made as of a specified date, as of such date) and will be true and correct as of the Closing Date as though made on the Closing Date.

Section 9.1 Legal Power; Organization; Qualification of Purchaser. Purchaser (i) has been duly incorporated, and is validly existing and in good standing under the Laws of its jurisdiction of incorporation, (ii) has all requisite power and authority to execute and deliver this Agreement and the Ancillary Agreements and to consummate the transactions contemplated hereby, (iii) has taken all necessary corporate or other action to authorize the execution, delivery and performance of this Agreement and (iv) reasonably expects that the Proposed Business Plan will be approved by the Federal Reserve or the Office of Thrift Supervision to consummate the transactions contemplated hereby.

Section 9.2 Binding Agreement. This Agreement has been duly executed and delivered by Purchaser and, assuming due and valid authorization, execution and delivery by Parent, this Agreement constitutes a legal, valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms, except as limited by the Enforceability Exceptions. Each Ancillary Agreement will be duly and validly executed and delivered by Purchaser at or prior to the Closing, and upon such execution and delivery (assuming such Ancillary Agreement constitutes a valid and binding obligation of each other party thereto) will constitute the legal, valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its respective terms.

Section 9.3 No Conflict or Default. Neither the execution and delivery of this Agreement nor the consummation by Purchaser of the transactions contemplated hereby will result in a violation of, or a default under, or conflict with, or require any consent, approval or notice under, any material contract, trust, commitment, agreement, obligation, understanding, arrangement or restriction of any kind to which Purchaser is a party or by which Purchaser is bound or to which any properties or assets owned by Purchaser are subject. Consummation by Purchaser of the transactions contemplated hereby will not violate, or require any consent, approval or notice under, any provision of any material judgment, order, decree, statute, Law, rule or regulation applicable to such Purchaser.

Section 9.4 Funding. The Purchaser has all funds necessary to consummate the transactions contemplated by this Agreement and the Ancillary Agreements. Purchaser acknowledges that its obligations under this Agreement are not subject to it securing any debt or equity financing or debt or equity financing commitments (“Financing Commitments”) with respect to the transactions contemplated by this Agreement.

Section 9.5 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of Purchaser.

Section 9.6 Independent Investigation. In making the decision to enter into this Agreement and the Ancillary Agreements and to consummate the transactions contemplated hereby and thereby, Purchaser has conducted its own independent investigation, review and analysis of the Business, which investigation, review and analysis was done by Purchaser, its Affiliates and its Representatives. Purchaser acknowledges that it and its Representatives have been provided adequate access to the personnel, properties, premises and records of the Business for such purpose. In entering into this Agreement and the Ancillary Agreements, Purchaser acknowledges that Purchaser, its Affiliates and its Representatives have relied solely upon the aforementioned investigation, review and analysis and not on any factual representations or opinions of Parent, its Affiliates or their Representatives (except the specific representations and warranties of Parent set forth in this Agreement). Purchaser hereby acknowledges and agrees that (a) other than the representations and warranties made in this Agreement, neither Parent, its Affiliates or their Representatives make or has made any representation or warranty, express or implied, at law or in equity, with respect to the Business or the Shares, including as to (i) merchantability or fitness for any particular use or purpose, (ii) the performance of the Business after the Closing or (iii) the probable success or profitability of the Business, and (b) neither Parent, its Affiliates or their Representatives will have or be subject to any Liability or indemnification obligation to Purchaser or to any other Person resulting from the distribution to Purchaser, its Affiliates or its Representatives of, or Purchaser’s use of, any information relating to the Business or the Shares and any information, documents or material made available to Purchaser, whether orally or in writing, in management presentations, responses to questions submitted on behalf of Purchaser or in any other form in expectation of the transactions contemplated hereby. Notwithstanding the foregoing, nothing disclosed to Purchaser pursuant to this Section 9.6 shall be deemed to amend or supplement the Disclosure Schedule with respect thereto or prevent or cure any misrepresentation or breach of warranty for purposes of this Agreement.

Section 9.7 Regulatory Approval. As of the date of this Agreement, Purchaser has no knowledge of any reason that it will not be able to obtain all requisite approvals, including obtaining approval (i) from the Federal Reserve with respect to the Sale, (ii) from the Office of Thrift Supervision with respect to the change in the domicile of the Bank and any extraordinary capital distributions of the Bank prior to the Closing, and (iii) any other approvals required for Purchaser to consummate the Sale, or that such approvals will not be obtained on a timely basis, or will be received with conditions, limitations or restrictions that would reasonably be expected to adversely impact the Purchaser’s ability to complete the Sale contemplated by this Agreement.

ARTICLE X

MISCELLANEOUS

Section 10.1 No Survival of Representations and Warranties. The parties hereto agree that the representations and warranties contained in this Agreement and in any certificate delivered pursuant hereto by any Person shall not survive the Closing hereunder and none of the parties shall have any Liability to each other after the Closing for any breach thereof, except in the case of fraud. The parties hereto agree that the covenants contained in this Agreement to be performed after the Closing shall survive the Closing hereunder.

Section 10.2 Transfer Taxes. Unless Parent has obtained an order of the Bankruptcy Court exempting the transactions contemplated by this Agreement from all Transfer Taxes, all Transfer Taxes attributable to the transfer of the Shares and any Transfer Taxes required to effect any recording or filing with respect thereto shall be borne by Purchaser. If Parent or any of its Affiliates is required by law to file a return and pay the Transfer Taxes shown due thereon, Purchaser shall pay such amount to Parent at least five days prior to the date the return and payment are due. Parent and Purchaser shall cooperate to timely prepare, and Purchaser shall file or cause to be filed any returns or other filings relating to such Transfer Taxes (unless Parent is required by applicable Law to file the return), including any claim for exemption or exclusion from the application or imposition of any Transfer Taxes.

Section 10.3 Fees and Expenses. Except as otherwise provided in this Agreement, all costs and expenses incurred in connection with this Agreement and the consummation of the Transaction shall be paid by the party incurring such expenses.

Section 10.4 Amendment; Waiver. This Agreement may be amended, modified and supplemented only by a written instrument signed by all of the parties hereto expressly stating that such instrument is intended to amend, modify or supplement this Agreement. No action taken pursuant to this Agreement, including without limitation, any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representation, warranty, covenant or agreement contained herein. The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a further or continuing as a waiver of any other or subsequent breach. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Law. Parent shall not agree to amend, modify or supplement this Agreement or any Ancillary Agreement, or waive any provision of this Agreement or any Ancillary Agreement without prior consultation with the official committee of unsecured creditors appointed in the Bankruptcy Cases.

Section 10.5 Publicity. The initial press release with respect to the execution of this Agreement shall be a joint press release reasonably acceptable to Purchaser and Parent. Thereafter, until the Closing, or the date the transactions contemplated hereby are terminated or abandoned pursuant to Article VIII, Parent and Purchaser will consult with each other in good faith prior to issuing or causing (directly or through another Person) the publication of any press release or other similar public statement with respect to this Agreement or the transactions contemplated hereby.

Section 10.6 Notices. All notices and other communications hereunder shall be in writing and shall be delivered personally by hand, by facsimile (which is confirmed) or sent by an overnight courier service to the parties at the following addresses (or at such other address for a party as shall be specified by such party by like notice):

if to Purchaser, to:

The Bancorp, Inc.

409 Silverside Road

Wilmington, DE 19809

Facsimile: (302) 791 5609

Attention: Martin F. Egan, Chief Financial Officer and Secretary

with copies to (which copies shall not constitute notice):

WolfBlock LLP

1940 Route 70 East

Suite 200

Cherry Hill, NJ 08003

Facsimile: (856) 874 4361

Attention: Hersh Kozlov, Esq.

and

Hunton & Williams, LLP

1445 Ross Avenue Suite 3700

Dallas, Texas 75202

Facsimile: (214) 468 3599

Attention: Peter G. Weinstock, Esq.

if to Parent, to:

c/o American Home Mortgage Investment Corp.

538 Broadhollow Road

Melville, New York 11747

Facsimile: (516) 949 3929

Attention: Kevin Nystrom

with copies to (which copies shall not constitute notice):

Zolfo Cooper

101 Eisenhower Parkway

Roseland, New Jersey 07068

Facsimile: (973) 618 9430

Attention: Elizabeth S. Kardos, Esq.

And

Cadwalader, Wickersham & Taft LLP

One World Financial Center

New York, New York 10281

Facsimile: (212) 504 6666

Attention: Louis J. Bevilacqua, Esq.

And

Young Conaway Stargatt & Taylor, LLP

The Brandywine Building

1000 West Street, 17th Floor

Wilmington, Delaware 19801

Facsimile: (302) 571 1253

Attention: James L. Patton, Jr., Esq.

And

Hahn & Hessen LLP

488 Madison Avenue

New York, New York 10022

Facsimile: (212) 478 7400

Attention: Mark S. Indelicato, Esq.

And

Paul, Hastings, Janofsky & Walker LLP

600 Peachtree Street, N.E.

Suite 2400

Atlanta, Georgia 30308

Facsimile: (404) 685 5214

Attention: John L. Douglas, Esq.

All notices given pursuant to this Section 10.6 shall be deemed to have been given (i) if delivered personally on the date of delivery or on the date delivery was refused by the addressee, (ii) if delivered by facsimile, when transmitted to the applicable number so specified in (or pursuant to) this Section 10.6 and an appropriate answer back is received, or (iii) if delivered by overnight courier, on the date of delivery as established by the return receipt or courier service confirmation (or the date on which the courier service confirms that acceptance of delivery was refused by the addressee).

Section 10.7 Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when two or more counterparts have been signed by each of the parties and delivered to the other parties. Copies of executed counterparts transmitted by telecopy or other electronic transmission service shall be considered original executed counterparts, provided receipt of such counterparts is confirmed.

Section 10.8 Entire Agreement; No Third Party Beneficiaries. This Agreement and the Sale Approval Order (a) constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof and thereof, except for the Confidentiality Agreement, which shall remain in full force and effect until the Closing, and (b) is not intended to confer any rights or remedies upon any Person other than the parties hereto and thereto, including without limitation any employee.

Section 10.9 Severability. Any term or provision of this Agreement that is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction or other authority declares that any term or provision hereof is invalid, void or unenforceable, the parties agree that the court making such determination shall have the power to reduce the scope, duration, area or applicability of the term or provision, to delete specific words or phrases, or to replace any invalid, void or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision.

Section 10.10 Governing Law. THIS AGREEMENT SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF NEW YORK WITHOUT GIVING EFFECT TO RULES GOVERNING THE CONFLICT OF LAWS AND, TO THE EXTENT APPLICABLE, THE BANKRUPTCY CODE.

Section 10.11 Venue and Retention of Jurisdiction. (a) Without limiting any party’s right to appeal any order of the Bankruptcy Court, (i) the Bankruptcy Court shall retain exclusive jurisdiction to enforce the terms of this Agreement and to decide any claims or disputes which may arise or result from, or be connected with, this Agreement, any breach or default hereunder, or the transactions contemplated hereby, and (ii) any and all proceedings related to the foregoing shall be filed and maintained only in the Bankruptcy Court, and the parties hereby consent to and submit to the jurisdiction and venue of the Bankruptcy Court and shall receive notices at such locations as indicated in Section 10.6 hereof; provided, however, that if the Bankruptcy Case has closed, the parties agree to unconditionally and irrevocably submit to the exclusive jurisdiction of the United States District Court for the Southern District of New York sitting in New York County or the Commercial Division, Civil Branch of the Supreme Court of the State of New York sitting in New York County and any appellate court from any thereof, for the resolution of any such claim or dispute. The parties hereby irrevocably waive, to the fullest extent permitted by applicable law, any objection which they may now or hereafter have to the laying of venue of any such dispute brought in such court or any defense of inconvenient forum for the maintenance of such dispute. Each of the parties hereto agrees that a judgment in any such dispute may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

(a) Each of the parties hereto hereby consents to process being served by any party to this Agreement in any suit, action or proceeding by delivery of a copy thereof in accordance with the provisions of Section 10.6.

Section 10.12 Time of Essence. Each of the parties hereto hereby agrees that, with regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.

Section 10.13 No Consequential or Punitive Damages. In no event will any party to this Agreement be liable to any other party for any punitive, exemplary, indirect, special, incidental or consequential damages, including lost profits or savings, damage to business reputation or loss of opportunity.

Section 10.14 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of Law or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

Section 10.15 Fulfillment of Obligations. Any obligation of any party to any other party under this Agreement, which obligation is performed, satisfied or fulfilled completely by an Affiliate of such party, shall be deemed to have been performed, satisfied or fulfilled by such party.

Section 10.16 Specific Performance. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that Purchaser and Parent shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement, this being in addition to any other remedy to which they are entitled at Law or in equity.

[SIGNATURES ON FOLLOWING PAGE]

IN WITNESS WHEREOF, Purchaser, Parent and the Bank have executed this Agreement or caused this Agreement to be executed by their respective officers thereunto duly authorized as of the date first written above.

THE BANCORP, INC., as Purchaser

By:
Name:
Title:

AMERICAN HOME MORTGAGE HOLDINGS, INC., as Parent and Debtor and Debtor in Possession

By:
Name:
Title:

AMERICAN HOME BANK, as Bank

By:
Name:
Title:

EXHIBIT A

FORM OF BIDDING PROCEDURES ORDER

EXHIBIT B

Tangible Net Book Value shall be adjusted as follows:

EXHIBIT C

FORM OF SALE APPROVAL ORDER

EXHIBIT D

CERTIFICATE OF NON-FOREIGN STATUS

EXHIBIT E

FORM OF ESCROW AGREEMENT